UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United States Cellular Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue Chicago, Illinois 60631 Phone: (773) 399-8900

April 4, 2023

Dear Fellow Shareholders:
You are cordially invited to attend the 2023 annual meeting of shareholders ("2023 Annual Meeting") of United States Cellular Corporation ("UScellular") on Tuesday, May 16, 2023, at 8:30 a.m., Central Time, at UScellular Plaza, 8410 W. Bryn Mawr Avenue, Chicago, Illinois. At the meeting, we will report on the accomplishments and plans of UScellular.
The Notice of the 2023 Annual Meeting of Shareholders and 2023 Proxy Statement ("2023 Proxy Statement") of our Board of Directors is attached. Also enclosed is our 2022 Annual Report to shareholders ("2022 Annual Report"). At the 2023 Annual Meeting, shareholders are being asked to take the following actions:
1.     elect the director nominees named in the attached 2023 Proxy Statement;
2.     ratify the selection of independent registered public accounting firm for the current fiscal year;
3.     approve the United States Cellular Corporation Compensation Plan for Non-Employee Directors, and which also includes approval of 500,000 Common Shares for issuance under the plan;
4.     approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2023 Proxy Statement (commonly known as "Say-on-Pay");
5.     provide an advisory vote on whether future Say-on-Pay votes should be held every year, every two years or every three years (commonly known as "Say-on-Frequency").
Your Board of Directors unanimously recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" the proposal to approve the Compensation Plan for Non-Employee Directors, "FOR" the Say-on-Pay proposal, and EVERY YEAR for the Say-on-Frequency proposal.
We would like to have as many shareholders as possible represented at the 2023 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

LeRoy T. Carlson, Jr. Chair	Laurent C. Therivel President and Chief Executive Officer

Dear Shareholders,
At UScellular, our purpose is and always has been to keep customers connected to the people and places that matter most. As we begin our 40th year, we are committed to advancing that mission while achieving long-term sustainability by focusing on our customers and the network experiences we provide them.
The wireless industry remains as competitive as ever, and in 2022, our subscriber results were challenged by extensive competition. We were intensely focused on navigating through and changing our growth trajectory. We took several bold actions to support our customers, which include committing to not increasing the price of rate plans through at least 2024, offering generous device promotions for both new and current customers, and launching flat rate pricing.
In 2023, we will continue to prioritize our efforts to stabilize our customer base. Despite the competitive wireless environment, UScellular had one of the highest ARPU growth rates in the industry last year, a notable achievement of which we are very proud and evidence of how much our customers value the services and products we provide. Two of our growth investment areas, fixed wireless and our tower portfolio, saw double-digit increases in gross additions and revenues, respectively. We also made significant progress on our multi-year network modernization program and nationwide rollout of 5G, which now covers portions of substantially all our markets. In 2023, our plan to win continues to be supported by a strategy to drive revenue growth and increase return on capital over time. That strategy will be achieved through the following priorities:
Focus on Growth UScellular is focused on generating momentum in several areas of the business. Through effective pricing strategies, a strong value proposition, and customer lifecycle management, we will look to grow our postpaid and prepaid businesses. We will continue to emphasize and raise awareness of our high-speed internet products as we roll out 5G fixed wireless access to more communities and grow our existing 4G LTE product. As opportunities for Internet of Things (IoT) and emerging technologies begin to materialize, we will focus on revenue growth with business and government customers.
We further strengthened our tower tenancy rate and revenue growth in 2022, as it remains a key strategic asset and area of opportunity. We are concentrating on driving additional tower revenue growth in 2023. Lastly, we will seek to provide an enhanced digital experience to unlock efficiencies and to allow us to be more agile in reaching our customers while promoting greater brand awareness across our markets.
Advance the Network Our investments in 5G will continue in 2023 as we will further modernize and enhance our outstanding network. We will focus on the build-out of our mid-band spectrum and plan to rollout mid-band service to portions of our network when the spectrum is cleared in late 2023. As part of our ongoing government advocacy activities, we will advocate for and optimize participation in funding opportunities through the Infrastructure Investment and Jobs Act (IIJA).
Invest in our People and Culture At UScellular, our culture is focused on delivering exceptional outcomes for everyone, including our people. Beyond the foundation of providing competitive benefits offerings, fair and equitable wages, and a safe place to work; we are creating an environment where associates feel engaged, included, and a sense of belonging. Our strong culture survey results underscore our achievements in this area. In 2023, we will pursue our diversity, equity, and inclusion vision as we further integrate DE&I into our people processes.
Improve Return on Capital To improve return on capital, we will maintain financial discipline while focusing on revenue growth. We have a multi-year cost optimization program in place to seek and realize efficiencies in both operating costs and capital expenditures.
Bridge the Digital Divide UScellular was built on the foundation of bringing connectivity to the underserved. We continuously advocate for support from regulators in the industry, and we will aggressively pursue additional state and local funding in 2023. In 2023, we’re extending our commitment to close the connectivity gap with up to $13 million in new funding to provide hotspots and service for youth through our After School Access Project. Since 2021, we have donated more than 9,000 hotspots to approximately 100 youth-serving nonprofits across UScellular’s footprint.
We are grateful to the associates of UScellular for their dedication and innovation in providing outstanding services, products, and experiences to our customers. Thank you also to our shareholders and debt holders for your support of our long-term strategies.

Sincerely,

LeRoy T. Carlson, Jr. Chair	Laurent C. Therivel President and Chief Executive Officer

UNITED STATES CELLULAR CORPORATION
2023 PROXY STATEMENT

Proxy Statement Summary

Annual Meeting Information
Date and Time	May 16, 2023 at 8:30 a.m. Central Time
Place	UScellular, 8410 W. Bryn Mawr Avenue, Chicago, Illinois
Record Date	March 21, 2023
Webcast	investors.uscellular.com/events-and-presentations
Governance Highlights
•Annual election of all directors
•Directors, officers and certain other employees prohibited from pledging or hedging shares
•The positions of Chair of the Board and President/Chief Executive Officer are separate
•Succession planning sessions held at least annually
•Annual self-assessment of board and its committees
•Although not required to do so as a controlled company, established a Long-Term Incentive Compensation Committee, comprised of independent directors
Board Effectiveness
•Active board refreshment in 2022
•Orientation program for new Directors
•Limits on other public board service

The following is a summary of the actions being taken at the 2023 Annual Meeting and does not include all the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.
Proposal 1—Election of Directors
Under the terms of UScellular's Restated Certificate of Incorporation ("Restated Charter"), the terms of all directors will expire at the 2023 Annual Meeting.
The holders of Common Shares are entitled to elect four directors. Your Board of Directors has nominated the following persons for election as directors by the holders of Common Shares: Harry J. Harczak, Jr., Gregory P. Josefowicz, Cecelia D. Stewart and Xavier D. Williams.
Telephone and Data Systems, Inc. ("TDS"), as the sole holder of Series A Common Shares, is entitled to elect nine directors. Your Board of Directors has nominated the following persons for election as directors by the holder of Series A Common Shares: James W. Butman, LeRoy T. Carlson, Jr., Walter C. D. Carlson, Douglas W. Chambers, Deirdre C. Drake, Esteban C. Iriarte, Michael S. Irizarry, Laurent C. Therivel, and Vicki L. Villacrez.

Our 2023 Director Nominees

Name	Age	Gender	Race/ Ethnicity	Director Since	Independent	Principal Occupation
James W. Butman**	65	M	W	2023		President and CEO, TDS Telecommunications LLC ("TDS Telecom"), a wholly-owned subsidiary of TDS
LeRoy T. Carlson, Jr.**	76	M	W	1984		President and CEO, TDS
Walter C. D. Carlson**	69	M	W	1989		Senior Counsel at Sidley Austin LLP
Douglas W. Chambers**	53	M	W	2023		Executive Vice President, Chief Financial Officer and Treasurer, UScellular
Deirdre C. Drake**	57	F	B	2021		Former Executive Vice President - Chief People Officer, UScellular
Harry J. Harczak, Jr.*	66	M	W	2003	X	Managing Director of Sawdust Capital, LLC
Esteban C. Iriarte**	50	M	H	2022	X	Executive Vice President and Chief Operating Officer, Latin America, Millicom International Cellular S.A.
Michael S. Irizarry**	61	M	H	2020		Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology, UScellular
Gregory P. Josefowicz*	70	M	W	2009	X	Former Chair, CEO and President of Borders Group, Inc.
Cecelia D. Stewart*	64	F	W	2013	X	Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.
Laurent C. Therivel**	48	M	W	2020		President and CEO, UScellular
Vicki L. Villacrez**	61	F	W	2022		Executive Vice President and Chief Financial Officer of TDS
Xavier D. Williams*	56	M	B	2023	X	CEO of Network Wireless Solutions, LLC
*To be elected by Common Shares **To be elected by Series A Common Shares
M - Male; F - Female; W - White; B - Black or African American; H - Hispanic or Latinx
Proposal 2—Ratification of Independent Registered Public Accounting Firm
As in prior years, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") as the company's independent registered public accounting firm for the year ending December 31, 2023.
Proposal 3—Approval of the United States Cellular Corporation Compensation Plan for Non-Employee Directors
Shareholders are being asked to approve the United States Cellular Corporation Compensation Plan for Non-Employee Directors, and to approve 500,000 Common Shares for issuance under the plan.
Proposal 4—Advisory Vote to Approve Executive Compensation or "Say-on-Pay"
Shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2022.
Proposal 5—Advisory Vote on Frequency of Say-on-Pay Votes or "Say-on-Frequency"
Shareholders are being asked to provide an advisory vote on whether future Say-on-Pay votes should be held every year, every two years, or every three years.

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS AND 2023 PROXY STATEMENT
TO THE SHAREHOLDERS OF
UNITED STATES CELLULAR CORPORATION
We will hold the 2023 annual meeting of the shareholders ("2023 Annual Meeting") of United States Cellular Corporation ("UScellular"), a Delaware corporation at UScellular Plaza, 8410 W. Bryn Mawr Avenue, Chicago, Illinois, on Tuesday, May 16, 2023, at 8:30 a.m., Central Time. At the meeting, we are asking shareholders to take the following actions:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023.
3.     To consider and approve the United States Cellular Corporation Compensation Plan for Non-Employee Directors and which also includes approval of 500,000 Common Shares for issuance under the plan.
4.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
5.     To approve, on an advisory basis, the Say-on-Pay frequency. Your Board of Directors unanimously recommends you vote EVERY YEAR on the Say-on-Frequency proposal.
6.     To transact such other business as may properly come before the meeting or any postponement, adjournment or recess thereof.
Your Board of Directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" the Compensation Plan for Non-Employee Directors, "FOR" approval of the Say-on-Pay proposal and for "1 YEAR" for the Say-on-Frequency proposal.
We have fixed the close of business on March 21, 2023, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2023 Annual Meeting or any postponement, adjournment or recess thereof.
We are first sending this Notice of the 2023 Annual Meeting of Shareholders and Proxy Statement, together with our 2022 Annual Report, on or about April 4, 2023, to shareholders who are receiving a paper copy of the proxy materials. We have made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 4, 2023 to other shareholders as discussed below.

VOTING INFORMATION
What matters are being presented at the 2023 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Four director nominees elected by holders of Common Shares • Nine director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	N/A	No effect	8
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will have same effect as a vote against	N/A	25
3. Approve Compensation Plan for Non-Employee Directors	FOR	For, Against, or Abstain	**	Will have same effect as a vote against	No effect	28
4. Approve, on an advisory basis, the compensation of named executive officers ("Say-on-Pay")	FOR	For, Against, or Abstain	**	Will have same effect as a vote against	No effect	30
5. Approve, on an advisory basis, the frequency of Say-on-Pay votes or "Say-on-Frequency"	Every YEAR	Every Year, Every Two Years, Every Three Years or Abstain	**	Will have same effect as a vote against	No effect	31
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting.
** The approvals of Proposals 2, 3, 4, and 5 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or represented by proxy at the meeting.
Voting Rights
Under the Restated Charter, each Series A Common Share is entitled to ten votes on all matters, and each Common Share is entitled to one vote on all matters. The holders of Common Shares, voting as a separate class, are entitled to elect 25% of the directors (rounded up to the nearest whole number), and the holders of Series A Common Shares are entitled to elect the remaining 75% of the directors (rounded down to the nearest whole number).
What is the record date for the meeting?
The close of business on March 21, 2023.
Shareholders must contact UScellular's Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2023 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2023 Annual Meeting, will only be during normal business hours in the ten-day period prior to the 2023 Annual Meeting.
How can I contact UScellular's Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, UScellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631 or by email at jane.mccahon@tdsinc.com.

What shares of stock entitle holders to vote at the meeting?
We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:
•Common Shares; and
•Series A Common Shares.
The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "USM."
No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.
On the record date, UScellular had outstanding 51,711,890 Common Shares, par value $1.00 per share (excluding 3,356,111 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share.
What is the voting power of the outstanding shares in the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Total Number of Directors Elected by Class or Series
Series A Common Shares	33,005,877	10	330,058,770	9
Common Shares	51,711,890	1	51,711,890	4
Total Directors				13
TDS, as the sole holder of Series A Common Shares, is entitled to elect nine directors and the holders of Common Shares are entitled to elect four other directors.
Director Voting Sunset Provision.
As noted above, the holders of Series A Common Shares and holders of Common Shares vote separately in the election of directors. However, pursuant to UScellular's Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 12.5% of the number of outstanding shares of common stock, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holder of Series A Common Shares would lose the right to vote as a separate class, and thereafter the holder of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.
What is the voting power of the outstanding shares in matters other than the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in matters other than the election of directors as of the record date.

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.5%
Common Shares	51,711,890	1	51,711,890	13.5%
			381,770,660	100.0%
Voting Power Sunset Provision.
Each Series A Common Share has ten votes per share in all matters and, as a result, the Series A Common Shares have a substantial majority of votes in matters other than the election of directors. However, this percentage could decrease. For instance, this could occur if TDS converts Series A Common Shares into Common Shares for any reason. Accordingly, the Restated Charter effectively has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.

How does TDS intend to vote?
TDS, the parent company of UScellular, is the sole holder of Series A Common Shares and on the record date held 33,005,877 Series A Common Shares. By reason of such holding, TDS has the voting power to elect all of the directors to be elected by the Series A Common Shares. TDS also held 37,782,826 Common Shares on the record date, representing approximately 73.1% of the voting power with respect to the election of the directors to be elected by the holders of Common Shares. TDS has approximately 96.4% of the voting power with respect to matters other than the election of directors.
TDS has advised us that it intends to vote:
•FOR the Board of Directors' nominees for election by the Series A Common Shares and Common Shares,
•FOR the proposal to ratify the selection of PwC,
•FOR the Compensation Plan for Non-Employee Directors,
•FOR the Say-on-Pay proposal, and
•"1 YEAR" on the Say-on-Frequency proposal.
How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of three directors, the ratification of PwC, and the Say-on-Pay proposal. Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02040-5067 or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card. You have the power to revoke your proxy at any time before it is voted. If you have not already voted your shares in advance of the meeting, or if you wish to change your prior vote, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.
How will proxies be voted?
All properly voted and un-revoked proxies received in time for the 2023 Annual Meeting will be voted in the manner directed.
If no direction is made, a properly submitted proxy by a shareholder will be voted FOR the election of each of the named director nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and for holding Say-on-Pay votes EVERY YEAR in Proposal 5.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item. Matters such as the election of directors and votes on Say-on-Pay are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and will not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2023 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.
What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, present in person or represented by proxy, will constitute a quorum to permit the 2023 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2023 Annual Meeting, such shares will constitute a quorum. In addition, where a separate vote by a class or group is required with respect to a proposal, a quorum is also required with respect to such proposal for the vote to proceed.

In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2023 Annual Meeting, such shares will constitute a quorum with respect to the eight directors to be elected by the Series A Common Shares and the three directors to be elected by the Common Shares.
The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to the other proposals, present in person or represented by proxy, will constitute a quorum at the 2023 Annual Meeting in connection with such other proposals. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2023 Annual Meeting, such shares will constitute a quorum in connection with such proposals.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive to ensure all of your shares are counted. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2023 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2023 Annual Meeting by written notice to the Secretary of UScellular, by voting a later-dated proxy or by voting by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all directors will expire at the 2023 Annual Meeting. The Board of Directors' nominees for election as directors are identified in the table below. The term of office of each director elected at the 2023 Annual Meeting shall expire at the next annual meeting of shareholders in 2024, and each director elected shall serve until his or her successor shall be elected and qualify, or until his or her earlier death, resignation, removal or disqualification. Each of the nominees has consented to be named in this 2023 Proxy Statement and serve if elected. The age of the following persons is as of the date of this 2023 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with UScellular and Current or Former Principal Occupation	Served as Director since
Harry J. Harczak, Jr.	66	Director of UScellular, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003
Gregory P. Josefowicz	70	Director of UScellular, Former Chair, Chief Executive Officer and President of Borders Group, Inc. and former Chief Executive Officer of the Jewel-Osco division of American Stores Company	2009
Cecelia D. Stewart	64	Director of UScellular, Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.	2013
Xavier D. Williams	56	Director of UScellular, CEO of Network Wireless Solutions, LLC	January 2023
To be Elected by Holder of Series A Common Shares

Name	Age	Position with UScellular and Current or Former Principal Occupation	Served as Director since
James W. Butman	65	Director of UScellular, President and CEO of TDS Telecom	January 2023
LeRoy T. Carlson, Jr.	76	Chair and Director of UScellular and Director and President and Chief Executive Officer of TDS	1984
Walter C. D. Carlson	69	Director of UScellular, Senior Counsel, Sidley Austin LLP, Chicago, Illinois and Director of TDS	1989
Douglas W. Chambers	53	Director of UScellular, Executive Vice President, Chief Financial Officer and Treasurer of UScellular	January 2023
Deirdre C. Drake	57	Director of UScellular, Former Executive Vice President - Chief People Officer and Head of Communications of UScellular	2021
Esteban C. Iriarte	50	Director of UScellular, Executive Vice President and Chief Operating Officer, Millicom International Cellular S.A.	2022
Michael S. Irizarry	61	Director and Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular	2020
Laurent C. Therivel	48	Director and President and Chief Executive Officer of UScellular	2020
Vicki L. Villacrez	61	Director of UScellular, Executive Vice President and Chief Financial Officer of TDS	2022
Your Board of Directors unanimously recommends a vote "FOR" the above nominees.
J. Samuel Crowley was a member of the Board through December 31, 2022. Effective January 3, 2023, UScellular entered into a consulting agreement with him, the term of which extends through the date of the annual meeting on May 16, 2023 to ensure a smooth transition of Audit Committee leadership.

The Board of Directors does not have any specific, minimum qualifications that must be met by a nominee, or any specific qualities or skills that are necessary for directors to possess. The UScellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons and it does not believe that it would be appropriate to place limitations on its own discretion.
The Board of Directors has consistently sought to nominate eminently qualified individuals that can provide substantial benefit and guidance. UScellular also believes that it is desirable to have diverse backgrounds, experience, skills and other characteristics. In addition, the conclusion of which persons should serve is based in part on the fact that UScellular is a controlled company with a capital structure in which different classes of stock vote for different directorships. In particular, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS. In addition, the Board of Directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.
Board composition supports long-term strategy
UScellular exists to provide exceptional wireless communications services which enhance consumers' lives, increase the competitiveness of local businesses and improve the efficiency of government operations in mid-sized and rural markets we serve. UScellular's Board of Directors has broad experiences, qualifications, attributes and skills that support its long-term strategy.
Nominees for Election by Holders of Common Shares

Harry J. Harczak Independent Director		Age: 66
Current Role: Managing Director of Sawdust Capital, LLC, since 2008		Director since: 2003

Mr. Harczak has significant experience with UScellular and the wireless industry, in addition to his many years of Board and Audit Committee experience. Mr. Harczak is currently a Managing Director at Sawdust Capital, a private investment firm. He brings substantial experience in finance, sales, operations and management as a result of his executive leadership positions at CDW. He also has significant experience in accounting and auditing as a result of being a chief financial officer and a former partner at PricewaterhouseCoopers. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak has a bachelor of science degree in accounting from DePaul University and an MBA from the University of Chicago.

Board Committee:
Audit Committee, Designated financial expert, Chair since 2023
Prior Business and other Experience:
CDW Corporation (1994-2007), including several executive leadership positions most recently as Chief Financial Officer and Executive Vice President of Sales, Marketing and Business Development
PricewaterhouseCoopers LLP

Current Public Company Boards: None	Former Public Company Boards: Tech Data Corporation (2008-2020); Audit Committee, Chairperson; Cybertech Committee

Gregory P. Josefowicz Independent Director	Age: 70
Current Role: Private Investor	Director since: 2009

Mr. Josefowicz has significant experience with UScellular and the wireless industry, in addition to his many years of Board, Long-Term Incentive Compensation, Audit and Technology Advisory Committee experience. He has substantial experience in retail marketing, merchandising and general management, along with service as a public company board member. He also has extensive executive leadership experience from leading large retail operations. In addition, he has substantial experience as a result of serving on multiple Audit, Compensation, and Nominating and Governance Committees. Mr. Josefowicz holds a BA in Marketing from Michigan State University and an MBA from Northwestern University’s J. L. Kellogg Graduate School of Management.

Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee, Chairperson since 2017
Technology Advisory Group Committee
Prior Business and other Experience:
True Value Company (2010-2018); Vice Chair
Borders Group, Inc. (1999-2006), President and Chief Executive Officer
Tops Holding Corporation (2008-2013). Board member
President, Albertson’s Inc.(1999)
Jewel-Osco division of American Stores (1974-1999), including several executive leadership positions and ending as its President

Current Public Company Boards Empire Company Limited, since 2016; Human Resources Committee
Former Public Company Boards
Borders Group, Inc., Chairperson (2002-2006)
PetSmart, Inc. (2004-2015); Chairperson; Lead Director; Compensation Committee; Nomination and Governance Committee
Roundy’s, Inc. (2012-2015); Audit Committee; Compensation Committee; Nominating and Corporate Governance; Lead Director
Ryerson, Inc. (1999-2006); Audit Committee, Chairperson
Spartan Stores (2001-2005); Compensation Committee
TDS (2007-2009)
Winn-Dixie Stores, Inc. (2006-2012); Audit Committee, designated financial expert; Lead Director

Cecelia D. Stewart Independent Director		Age: 64
Current Role: Private Investor		Director since: 2013

Ms. Stewart has significant experience with UScellular and the wireless industry, in addition to her many years of Board, Long-Term Incentive Compensation, Audit and Technology Advisory Group Committee experience. She has more than 30 years of experience in the consumer banking industry. She also has extensive executive leadership experience from leading large, global financial services firms. Further, her background and attributes bring diversity to the board. Ms. Stewart has an MBA from Winthrop University’s Executive MBA program and she was awarded an Honorary Doctorate Degree from Winthrop University in 2014.

Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee
Technology Advisory Group Committee
Prior Business and other Experience:
President, U.S. Consumer and Commercial Banking of Citigroup Inc. (2011-2014)
Morgan Stanley, President of Retail Banking Group and Chief Executive Officer of the Private Bank Division (2009-2011)
Wachovia Corporation (1978-2008), several leadership positions including Executive Vice President and head of retail and small business banking

Current Public Company Boards First Horizon National Corporation, since 2014; Audit Committee; Information Technology Committee, Chairperson	Former Public Company Boards None

Xavier D. Williams Independent Director		Age: 56
Current Role: CEO of Network Wireless Solutions, LLC		Director since: January 2023
Mr. Williams has significant leadership experience in the telecommunications industry as CEO Network Wireless Solutions, an infrastructure solution provider for wireless and wireline communications providers, since March 2022, and from his thirty years at AT&T, Inc., most recently as President, Public Sector & FirstNet, which included responsibility for a multi-billion dollar nationwide wireless broadband network for first responders. He has extensive B2B experience in addition to experience in sales, finance, strategy, product management, global operations and human resources. Mr. Williams has also worked in the technology industry and was CEO of American Virtual Cloud Technologies, Inc., a publicly traded special purpose acquisition company focused on providing secure managed cloud services, hardware, and software, from October 2020 to June 2021 and then he became its Vice Chairman from July 2021 to August 2021. Further, his background and attributes bring diversity to the Board. He has a bachelor's degree in business administration from Edinboro University of Pennsylvania and an MBA from the University of Pittsburgh-Joseph M. Katz Graduate School of Business.		Board Committee: Audit Committee Prior Business and other Experience: Significant leadership and operational experience with AT&T (1990-2020), most recently President- Public Sector & FirstNet
Current Public Company Boards None	Former Public Company Boards American Virtual Cloud Technologies, (2020-2021)
Mr. Williams was recommended to the TDS Corporate Governance Nominating Committee by our President and CEO. Mr. Williams was then evaluated through a process conducted by a third-party search firm similar to all independent board candidates.

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Common Shares.

Nominees for Election by Holders of Series A Common Shares

James W. Butman Non-Independent Director		Age: 65
Current Role: President and Chief Executive Officer of TDS Telecom		Director since January 2023
Mr. Butman brings substantial experience, expertise and qualifications with respect to TDS and UScellular and the industries in which they operate as a result of his leadership roles at TDS Telecom. He has extensive sales, marketing and customer operations experience. He was appointed President and Chief Executive Officer of TDS Telecom on January 1, 2018. Prior to that, he held several executive leadership roles at TDS Telecom and served as President of TDS Metrocom, a competitive local exchange operation. Mr. Butman has a Bachelor of Business Administration in Finance from the University of Wisconsin—Eau Claire and an MBA in Finance from the University of Wisconsin—Madison.

Prior Business and other Experience

Significant leadership and operational experience since joining TDS Telecom in 1985 including several executive leadership roles in management, sales and marketing, and regulatory affairs.

Director of TDS Telecom

Current Public Company Boards TDS, since 2018	Former Public Company Boards None

LeRoy T. Carlson, Jr. Chair of the Board and Non-Independent Director		Age: 76
Current Role: TDS President, since 1981, and TDS Chief Executive Officer, since 1986		Director since: 1984

Mr. Carlson brings substantial experience with respect to the wireless industry as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chair of UScellular. As the senior executive officer of UScellular and of its parent, the board of directors considers it essential that Mr. Carlson serve on the UScellular board. Also, because he is a director and officer of TDS, the largest shareholder of UScellular, his participation on the board permits him to represent the long-term interest of UScellular shareholders. He also has experience as chairperson of the Technology Advisory Group Committee and as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor's degree from Harvard College and an MBA from Harvard Graduate School of Business.
LeRoy T. Carlson, Jr. is the brother of Walter C. D. Carlson.
Board Committee: Technology Advisory Group Committee, Chairperson Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS, since 1968	Former Public Company Boards: Aerial Communications American Paging

Walter C. D. Carlson Non-Independent Director		Age: 69
Current Role: Senior Counsel of the law firm Sidley Austin LLP and partner there for more than five years		Director since: 1989

Mr. Carlson brings substantial experience with respect to UScellular and the wireless industry as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and Chair of the TDS Board. Also, because he is a director of TDS, the largest shareholder of UScellular, his Board participation permits him to represent the long-term interests of UScellular shareholders. Mr. Carlson is an experienced litigator and has represented many public and private corporate clients. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor’s degree from Yale University and a J.D. from Harvard University.
Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr.
Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS, since 1981	Former Public Company Boards: Aerial Communications, Inc.

Douglas W. Chambers Non-Independent Director		Age: 53
Current Role: Executive Vice President, Chief Financial Officer and Treasurer		Director since January 2023
Mr. Chambers has more than 25 years of financial experience. He joined UScellular from TDS in 2018. Mr. Chambers is responsible for UScellular’s accounting and financial reporting, revenue assurance, financial planning and analysis, credit and collections, treasury, real estate, and supply chain activities. Mr. Chambers is a certified public accountant and a board member of the Southwest Wisconsin Chapter of the American Red Cross. He earned a bachelor’s degree in accounting from the University of Wisconsin-Madison and an MBA from the Kellogg School of Management at Northwestern University.		Prior Business and other Experience: TDS (2007 - 2018) Midway Games, Inc. (2004-2007) PricewaterhouseCoopers (1991-2004)
Current Public Company Boards: None	Former Public Company Boards: None

Deirdre C. Drake Non-Independent Director		Age: 57
Current Role: Private Investor		Director since: 2021

Ms. Drake has significant experience with the wireless industry having served as the Executive Vice President - Chief People Officer and Head of Communications of UScellular until January 2023. She was appointed Executive Vice President - Chief People Officer in September 2020. Prior to that, she was Executive Vice President and Chief Human Resources Officer since May 2018. She joined UScellular as Senior Vice President - Chief Human Resources Officer in 2014. Ms. Drake was responsible for all aspects of the human resources organization and for communications at UScellular. Further, her background and attributes bring diversity to the board. Ms. Drake has a bachelor of science degree in business administration from Central Michigan University and an MBA from St. Joseph's University.

Prior Business and other Experience:
Bank of Montreal Financial Group, Managing Director and Chief Human Resources Officer, BMO Capital Markets, (2012-2014); Senior Vice President, Human Resources, U.S. (2006-2012)
Aramark Corporation (1995-2006), several executive leadership roles including Senior Vice President, Human Resources, Healthcare and Education Division

Current Public Company Boards: Top Build Corp., since 2022; Audit Committee; Compensation Committee; Governance Committee	Former Public Company Boards: None

Esteban C. Iriarte Independent Director		Age: 50
Current Role: Executive Vice President and Chief Operating Officer of Millicom International Cellular S.A.		Director since: 2022

Mr. Iriarte has significant leadership experience in the wireless and cable industries having served in several executive leadership positions with Millicom International Cellular S.A. (Millicom) since 2009. Millicom provides cable and mobile services dedicated to emerging markets in Latin America. Since 2016, Mr. Iriarte has been Executive Vice President and Chief Operating Officer of Millicom, where he currently leads operations in nine different Latin American markets each with its own competitive context, product and management teams. Previously, Mr. Iriarte was Chief Executive Officer of Millicom’s Colombian businesses and prior to this was head of Millicom’s regional Home and B2B divisions. From 2009 to 2011, he was CEO of Amnet Inc., a leading service provider in Central America for broadband, cable TV, fixed line and data services that was bought by Millicom in 2008. He also brings significant experience successfully competing against large incumbent competitors in Latin America. Further, his background and attributes bring diversity to the board, in addition to his work in emerging markets in Latin America. Mr. Iriarte has a bachelor degree from Universidad Católica Argentina, Ciudad de Buenos Aires, Argentina and an MBA from Universidad Austral, Ciudad de Buenos Aires, Argentina.

Prior Business and other Experience:

Board Member, SURA Asset Management S.A. de C.V (2016-present), a privately owned investment manager and subsidiary of Grupo de Inversiones Suramericana S.A.

Manager, Operations, Cablevision Inc. (2006-2009)

Current Public Company Boards: None	Former Public Company Boards: None

Michael S. Irizarry, Ph.D. Non-Independent Director		Age: 61
Current Role: Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular		Director since: 2020

Mr. Irizarry has significant experience with UScellular and the wireless industry having served as an executive officer of UScellular since 2002. He was appointed Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology in 2021. Prior to that he was Executive Vice President and Chief Technology Officer-Engineering and Information Services since 2011. Prior to that, he was Executive Vice President-Engineering and Chief Technology Officer since 2003. He joined UScellular as Executive Vice President and Chief Technology Officer in 2002. He is responsible for the company’s information systems and technology, as well as all of the wireless technological advancements. He is also on the board of the Next Generation Mobile Networks Alliance. Further, his background and attributes bring diversity to the board. He has a bachelor's degree in engineering from World College, a master of science in information management and an MBA from the International School of Information Management, a Ph.D. in Communications Technology from Capella University's School of Business and Technology and a Ph.D. in Computer Science and Enterprise Information Management from Colorado Technical University.
Prior Business and other Experience: Verizon Wireless (2000-2002) Vice President Network Engineering Bell Atlantic Mobile (1996-2000) Executive Director Network PageNet (1988-1995)
Current Public Company Boards: None	Former Public Company Boards: None

Laurent C. Therivel Non-Independent Director		Age: 48
Current Role: President and CEO of UScellular		Director since: 2020

Mr. Therivel brings substantial experience, expertise and qualifications to UScellular and its subsidiaries as a result of his leadership role at UScellular. Mr. Therivel brings over 15 years of experience in the telecommunications industry, including more than 10 years at AT&T. Mr. Therivel has experience in wireless and wireline operations, strategy and finance. He served as the Chief Operating Officer at IPcelerate, a VoIP applications provider, and as a strategy consultant at Bain & Co. He also served as a Communications Officer in the U.S. Marine Corps. Therivel holds bachelor's degrees in business administration and marketing from Texas A&M University and an MBA from Harvard Business School.

Prior Business and other Experience

Significant leadership and operational experience with AT&T (2008-June 2020) including CFO of AT&T Business Solutions; senior vice president of AT&T Small Business Solutions and most recently CEO of AT&T Mexico.

Chief Operating Officer for IPcelerate, Inc. (2006-2008)

Bain & Company (2003-2006)

United States Marine Corps (1997-2001)

Current Public Company Boards TDS, since 2020	Former Public Company Boards None

Vicki L. Villacrez Non-Independent Director		Age: 61
Current Role: Executive Vice President and Chief Financial Officer of TDS		Director since: 2022

Ms. Villacrez has significant experience with the telecommunications industry as a result of her over thirty years at the TDS enterprise. She has substantial experience in finance, accounting, financial planning and strategic analysis. Ms. Villacrez is currently TDS’ Executive Vice President and CFO since 2022. She was previously Senior Financial Advisor of TDS from February 2022 to May 2022 and prior to that TDS Telecom’s Senior Vice President Finance and CFO since 2017 and TDS Telecom’s Vice President Finance and CFO between 2012 and 2017. Prior to that Ms. Villacrez held several financial leadership positions with growing responsibility at TDS, including leading Financial Analysis and Strategic Planning. Further, her background and attributes will bring diversity to the board. Ms. Villacrez has a bachelor's degree in accounting from Upper Iowa University and an MBA from Edgewood College. She is also a CPA.
Prior Business and other Experience Significant leadership and operational experience with TDS and its subsidiary TDS Telecom (1989-present), most recently TDS Telecom's Senior Vice President and CFO
Current Public Company Boards None	Former Public Company Boards None

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Series A Common Shares.

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of UScellular are managed by or under the direction of the Board of Directors. The Board of Directors consists of thirteen members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or four directors based on a board size of eleven directors. TDS, as the sole holder of Series A Common Shares, elects the remaining nine directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the chair of the board and chief executive officer. LeRoy T. Carlson, Jr. serves as Chair and, in that capacity, sets the agenda and presides over Board of Directors' meetings, and assesses the performance of UScellular. Laurent C. Therivel serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance and, in that capacity, regularly confers and consults with the Chair with respect to important strategic, operating and financial activities and decisions.
This leadership structure is set forth in the Bylaws. UScellular has determined that this leadership structure is appropriate given that it is controlled by TDS. Additionally, UScellular believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage UScellular's exposure to risk, is separated from the role of the Chair of the Board, who sets the agenda for and presides over Board of Directors' meetings at which the UScellular board exercises its oversight responsibility with respect to risk.
Board Role in Risk Oversight
The UScellular Board of Directors is primarily responsible for oversight of the risk assessment and risk management process. Although the Board of Directors can delegate this responsibility to board committees, the UScellular Board of Directors has not done so. Instead the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers and then reported to the Board of Directors.
As part of its oversight responsibilities, the Board of Directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including UScellular. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes, including such processes of UScellular. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.
Although the UScellular Board of Directors has ultimate oversight authority over risk, certain committees have responsibilities relating to risk. Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to discuss policies with respect to risk assessment and risk management. Accordingly, the Audit Committee discusses UScellular's major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee, while not solely responsible for ERM, discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis. In 2022, the committee expanded its charter to include the review of procedures and processes to ensure the accuracy of its material disclosures and reporting related to environment, social and governance matters.
In addition, the Long-Term Incentive Compensation Committee (LTICC), which has responsibilities relating to the equity compensation of the executive officers, and the Chair of UScellular, who in effect functions as the compensation committee for non-equity compensation for the executive officers other than himself, consider risks relating to compensation of executive officers, as discussed in the Compensation Discussion and Analysis and Risks from Compensation Policies and Practices.
Furthermore, TDS has established a Technology Advisory Group (TAG) for TDS and its business units, including UScellular. The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the UScellular Board of Directors established a TAG Committee of the Board of Directors that consists of directors who participate in the TAG.

ESG Oversight
UScellular is in the business of making connections and has a responsibility to the people it serves with its network. As a part of that responsibility, the company is committed to providing sustainable solutions within its operations and fostering a culture of inclusivity. UScellular uses the same guiding principles as TDS to guide their program and engagement in creating sustainability.
The UScellular Board of Directors believes that oversight of ESG is the responsibility of the full Board of Directors. However in 2022, the Audit Committee expanded its charter to include the review of procedures and processes to ensure the accuracy of its material disclosures and reporting related to environment, social and governance matters. Additional information related to ESG is available on UScellular's website, www.uscellular.com, Newsroom—Socialimpact and on TDS’ Enterprise ESG website, tdsinc.com/esg. The information contained on the websites do not constitute a part of this proxy statement and are not incorporated by reference herein.
Board Oversight of Cybersecurity
UScellular believes oversight of cybersecurity risks is the responsibility of the full Board of Directors and the Board of Directors receives annual updates regarding UScellular's assessment of threats and mitigation plans and updates as warranted. The Audit Committee also exercises oversight for the control-related cybersecurity risks and mitigation plans and receives updates at least semiannually. The Audit Committee oversees the Company’s processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to both management and the Audit Committee. Cybersecurity is also discussed at the Technology Advisory Group as warranted. In 2022 the full board of directors was included in a tabletop exercise aimed at testing the preparedness of the organization for a large scale cyber event.
Data Privacy
UScellular’s security safeguards are based on the Center for Internet Security's Critical Security Controls to protect against such risks as loss, unauthorized access, destruction, use, modification, or disclosure of information. UScellular uses a variety of commercially reasonable and appropriate safeguards to protect information residing on its systems including, without limitation, server firewalls and physical facility security. These security controls and safeguards consider the scope of the processing activities, the sensitivity of the information, the size of the entity doing to the processing, and the technical feasibility of the security measures.
Supplier Diversity
UScellular is committed to enhancing the use of certified diverse owned businesses by proactively developing relationships with minority, women, veteran, service-disabled veteran, disabled, LGBTQ+, disadvantaged and small owned businesses within our supply chain. Our Supplier Diversity Program is built on policies, processes, and behaviors that together ensure engagement with certified diverse owned businesses in our supply chain and procurement initiatives.
Environment and Sustainability
UScellular has a focus on reducing its impact on the environment and finding sustainable solutions in how we run our operations. We have engaged in practices like installing solar panels, installing an electric vehicle station, and providing bicycle racks at most locations. Additionally, we’ve implemented BPS/BPA-free paper recyclable receipt papers at all our retail stores and have put a concentrated effort on reducing our carbon footprint through a series of recycling programs. We have also partnered with organizations to collect and recycle electronic waste such as computers and monitors, responsibly disposing and removing hazardous materials from entering a landfill.
Corporate Social Responsibility – Taking care of its communities and its associates
UScellular’s corporate social responsibility efforts provides critical resources in local communities in three distinct areas:
K-12 STEM (Science, Technology, Engineering, and Mathematics):
We invest time, talent, and resources to help ensure K-12 youth have equitable opportunities to pursue successful careers in STEM.
Associate Passions:
UScellular offers a variety of programs in which associates can engage like personal donation matching, cause cards rewards and dollars for doers to support causes they care about in local communities.
After School Access Project:
UScellular’s After School Access Project is a program that provides mobile hotspots and two years of service to nonprofits that support youth after the school day has ended and provides safe internet access for homework and education.

Human Capital Management and Commitment to Diversity and Inclusion
The culture at UScellular starts with taking care of its people. UScellular provides a competitive wage and benefits package, a safe workplace, and an environment where associates feel engaged and included. UScellular periodically surveys its associates and those surveys have consistently shown that associates have strong engagement and high overall job satisfaction.
UScellular adheres to equal opportunity, which leads to greater diversity of thoughts, ideas and the innovation needed to move the business forward. UScellular strives to support an inclusive and diverse workforce and wants its associates to feel supported without regard to race, color, religion, national origin, age, genetic information, sex, gender identity or expression, sexual orientation, marital status, disability, protected veteran status, or any other characteristics protected by applicable federal, state or local law. UScellular is committed to demonstrating equity and fairness through the inclusion of diverse associates, customers, and suppliers. Additionally, UScellular supports various associate resource groups to promote diverse and inclusive experiences that align with UScellular’s vision and values, increase associate engagement and empowerment, and support professional development.
Since its founding, UScellular has been committed to associate development, which is critical to its success. UScellular provides job specific, diversity and inclusion, safety, and fraud and IT security awareness training for all associates – and also offers programs to further develop its associates including educational assistance, developmental assignments, and mentoring programs.
UScellular is committed to supporting and enhancing the communities it serves through local and philanthropic initiatives that enrich the lives of those living where it operates and where its associates live, work and play. UScellular encourages associates to volunteer and support local organizations and community groups. Local communities are at the center of UScellular’s business, and it takes great pride in giving back to the people and places that contribute to its sustainability and long-term success.
In 2022, UScellular held its third annual Inclusion Summit featuring UScellular leaders, associates, and guest speakers from across the country. The theme, Crossing Bridges, provided an opportunity for associates company wide to come together and learn new perspectives and take actions to build an environment of inclusion, understanding and belonging for all. Mr. Therivel kicked off the summit and spoke about UScellular's commitment to Diversity, Equity, and Inclusion.
Strong training and development resources
UScellular has comprehensive training programs focused on developing employees’ skills and helping them grow their careers. As a learning organization, UScellular provides foundational and ongoing development for all employees, starting on the first day of the employee lifecycle, to bring to life our Dynamic Organization, the company’s values and culture model. Diversity and inclusion training is a heavy focus within these programs and is required for all new hires and included in the annual trainings for all associates. This enables UScellular employees to lead, innovate, and support the communities in which they live and do business.
Ensuring safety of our associates
Maintaining compliance with the Occupational Safety & Health Administration (OSHA), UScellular tracks and reports all safety incidents. Based on the Total Recordable Incident Rate (TRIR), a metric used by OSHA to compare the safety performance of companies within industries or groups, the UScellular TRIR for 2022 was 0.47. UScellular continues to make improvements in the safety focus areas of ergonomics, biological hazards and fall protection.
Total Rewards and Benefits
UScellular’s total rewards and benefits are designed so that associates thrive, not only in their professional life, but on a personal level which is why we provide access to resources and programs that encourage overall health and personal growth. Our health benefits extend to spouses/domestic partners and children, as well as eligible children of domestic partners and other dependents. In 2022, UScellular offered:
•Competitive medical, dental and vision plans
•Paid parental leave
•Short-term and long-term disability
•401(k) savings plan
•Tuition assistance for full-time and part-time associates, available after 3 months of continuous service.
•Pension
•Education assistance

Director Independence and New York Stock Exchange Listing Standards
UScellular Common Shares are listed on the NYSE. Under NYSE listing standards, UScellular is a "controlled company" because over 50% of the voting power for the election of directors is held by TDS. Accordingly, UScellular is exempt from certain listing standards under the rules of the NYSE that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
As discussed below under "Audit Committee," the following members of the Audit Committee qualify as independent under the NYSE listing standards: Harry J. Harczak, Jr. (chairperson), Gregory P. Josefowicz, Cecelia D. Stewart and Xavier D. Williams. In addition to the four independent directors on the Audit Committee, Esteban C. Iriarte qualifies as independent directors under the listing standards of the NYSE. As a result, five of thirteen directors, or 38% of the directors, have been determined to qualify as independent under the listing standards.
Meetings of Board of Directors
Our Board of Directors held six meetings during 2022. Each director attended at least 75% of the total number of meetings and at least 75% of the total number of committee meetings on which such person was a member of the committee (during the period such person was a director).

Corporate Governance Best Practices
The following identifies a number of the good corporate governance best practices adopted and followed by UScellular:
•Annual election of directors.
•UScellular has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.
•The positions of (i) Chair of the Board and (ii) President and Chief Executive Officer are separated.
•The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The UScellular Chair, who is the CEO of the controlling shareholder (TDS), approves executive compensation, other than long-term equity-based compensation, ensuring the interests of shareholders are represented in compensation matters.
•Although not required to do so as a controlled company, UScellular has established a LTICC, comprised solely of independent directors, with responsibility for long-term equity-based compensation.
•The LTICC operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The LTICC uses market compensation information supplied by our compensation consultant, Willis Towers Watson, as one factor in making executive officer long-term equity-based compensation decisions.
•Annual self-assessment of board.
•UScellular holds an annual "Say-on-Pay" vote.
•At least once per year, independent directors will meet without non-independent directors and management.
•Non-management directors meet at regularly scheduled executive sessions without management.
•The UScellular Charter and Bylaws can be amended by a simple majority vote.
Corporate Governance Guidelines
UScellular's corporate governance guidelines address (i) Board of Directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.
These Guidelines provide that, once each year, the Board of Directors will discuss corporate governance, including the allocation of seats between independent and non-independent directors.
A copy of such guidelines is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Governance Guidelines.
Management Succession Planning
Our Board recognizes that one of its most important duties is to oversee the development of executive talent and ensure continuity at UScellular. The Executive Vice President – Chief People Officer and Head of Communications takes the lead in overseeing succession planning and assignments to key leadership positions, and regularly reports to the full Board during executive sessions.
Board Self-Assessment
Pursuant to these Guidelines, under the leadership of the Chair, the Board of Directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2022. This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.

Audit Committee
Meetings in Fiscal 2022: 9, including joint meetings with TDS Audit Committee
Members: Harry J. Harczak(Chair)[FE], Gregory P. Josefowicz, Cecelia D. Stewart, Xavier D. Williams
Responsible for:
● Assisting the Board of Directors of UScellular in its oversight of the:
• the integrity of financial statements
• compliance with legal and regulatory requirements
• qualifications and independence of our registered public accounting firm
• performance of the internal audit function and registered public accounting firm
• cybersecurity
• ESG matters
● Preparing an audit committee report
● Reviewing related party transactions
● Performing functions outlined in the UScellular Audit Committee Charter
[FE] - Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under the NYSE standards and Section 10A-3 that is applicable only to Audit Committee members.
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, Investor Relations - Corporate Governance - Governance Documents - Audit Committee.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by UScellular's principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.
Compensation Committee
Under NYSE listing standards, UScellular is a controlled company and not required to have an independent compensation committee. As a result, UScellular does not have a formal compensation committee and instead LeRoy T. Carlson, Jr. functions as the compensation committee for all matters not within the authority of the LTICC. LeRoy T. Carlson, Jr. does not operate with a charter. Laurent C. Therivel, in consultation with LeRoy T. Carlson, Jr., reviews and sets the cash compensation for Named Executive Officers (NEOs) other than himself. See "Compensation Discussion and Analysis" and "Compensation Committee Interlocks and Insider Participation" for further information.
Long-term equity compensation for executive officers is approved by the LTICC.

Long-Term Incentive Compensation Committee (LTICC)
Meetings in Fiscal 2022: 2
Members: Gregory P. Josefowicz (Chair), Esteban C. Iriarte, Cecelia D. Stewart
Responsible for:
● Assisting the Board of Directors of UScellular in its oversight of the:
• review and recommendation of Long-Term Incentive Plans and programs for the employees of the Company
• review and recommended changes to the Company's Long-Term Incentive Plans and programs
• interpretation and administration of the Company's Long-Term Incentive Plans and programs
• reviewing disclosures regarding long-term equity-based compensation made in the Company's annual proxy statement
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, under Investor Relations - Corporate Governance - Governance Documents - Long-Term Incentive Compensation Committee.
UScellular has a LTICC comprised solely of directors who qualify as independent. None of such members receive any compensation from UScellular, TDS or any other member of the TDS consolidated group ("TDS Consolidated Group"), except permitted compensation for services as a UScellular director and committee member. Additionally, none of such members are affiliated with the TDS Consolidated Group by reason of being an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group. See Compensation Committee Interlocks and Insider Participation for further information.

UScellular's Human Resources Department supports the UScellular Chair and the LTICC in their functions. UScellular also utilizes the services of a compensation consultant. See Compensation Discussion and Analysis below for information about UScellular's compensation consultant.
It is the view of the UScellular Board of Directors that director compensation should be the responsibility of the full Board of Directors. Therefore, director compensation is approved by the full Board of Directors rather than by a committee of the Board of Directors. UScellular does not have any stock ownership guidelines for directors.

Technology Advisory Group (TAG) Committee
Meetings is Fiscal 2022: 4
Members: LeRoy T. Carlson Jr. (Chair), Esteban C. Iriarte, Gregory P. Josefowicz and Cecelia D. Stewart
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting UScellular and its customers
● TAG does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which includes representatives of management and employees of TDS and UScellular and the TAG Committee of TDS
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.
Director Nomination Process
As a controlled company, UScellular is exempt from the requirement to have a corporate governance and nominating committee comprised solely of independent directors. UScellular does not have a corporate governance and nominating committee or charter. Instead, the TDS Corporate Governance and Nominating Committee develops selection objectives and makes recommendations for qualified individuals to serve on the board. The entire Board of Directors participates in the consideration of director nominees.
In its annual board self-assessment, the full Board of Directors considers its composition, and the composition of each of its committees, and discusses expertise that may be needed in the future. In connection with the nominations of directors for election, the Board of Directors considers the tenure, qualifications and expertise of all of the directors. The UScellular Board of Directors does not have any specific, minimum qualifications that it believes must be met by a nominee.
The UScellular Board of Directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates to be elected by the holders of Common Shares, the UScellular board may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS. Shareholders who desire to nominate directors must follow the procedures set forth in UScellular's Bylaws.
Considering the importance of Federal Communications Commission ("FCC") licenses to UScellular, the UScellular Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the Board of Directors with the advice of counsel. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the UScellular Bylaws), as determined by the Board of Directors. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the Board of Directors with the advice of counsel, (i) such candidate's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.

The Bylaws provide that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of UScellular, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.
As reflected in its Code of Business Conduct, UScellular values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In addition, in considering whether to nominate individuals as director candidates, the Board of Directors takes into account all facts and circumstances, including diversity. For this purpose, diversity broadly means a variety of backgrounds, experience, skills, education, attributes, perspectives and other differentiating characteristics. UScellular believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights. Accordingly, the Board of Directors considers how director candidates can contribute to board diversity as one of the many factors it considers in identifying nominees for director.
In general, in determining whether to nominate directors for re-election, the Board of Directors considers all facts and circumstances. Potential candidates are initially screened by the Chair and by other persons whom the Chair designates. Following this process, when appropriate, information about the candidate is presented to and discussed by the full Board of Directors.
In 2022 UScellular paid a fee to an executive search firm to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.
Shareholder Communication with Directors
Shareholders or other interested parties may send communications to the UScellular Board of Directors, to the non-management directors, to the independent directors or to specified individual directors of UScellular at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Corporate Secretary of UScellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631 or by email at jane.mccahon@tdsinc.com. Any germane shareholder or other communications related to proper board business that are addressed to the Board of Directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.
Information on communicating with directors is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Contact the Board.
Non-Management Directors
As required by the NYSE listing standards, the non-management directors of UScellular meet at regularly scheduled executive sessions without management. Walter C. D. Carlson, who is a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of UScellular meet at least once per year in an executive session without management or directors who are not independent.
UScellular Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by a meeting of the Board of Directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. All of the persons serving as directors at the time attended the 2022 annual meeting.

EXECUTIVE OFFICERS
The below list does not include LeRoy T. Carlson, Jr., Douglas W. Chambers, Deirdre C. Drake, Michael S. Irizarry or Laurent C. Therivel who are included in the disclosure above under "Election of Directors".

Name	Age	Position with UScellular
Kevin R. Lowell, Ph.D.	56	Executive Vice President, Chief People Officer and Head of Communications
Kevin R. Lowell was appointed Executive Vice President, Chief Human Resources Officer and Head of Communications in January 2023. Prior to that he was Senior Vice President of Information Technology since April of 2019. Prior to that he was Vice President of Information Technology since November of 2015.

Codes of Business Conduct and Ethics Applicable to Directors and Officers
UScellular has adopted a Code of Business Conduct and Ethics for Officers and Directors. The foregoing code can be found on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Code of Business Conduct and Ethics for Officer and Directors.
In addition, UScellular has adopted a broad Code of Business Conduct that is applicable to all officers and employees of UScellular and its subsidiaries. The culture at UScellular is based upon the fundamental belief that our company’s long-term success is inextricably tied to associate engagement and high ethical standards. UScellular's Code of Conduct publicly sets forth expectations for ethical behavior across the enterprise that all associates must abide by in all business dealings. The foregoing code can also be found on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Code of Conduct.
UScellular intends to disclose any amendments to any of the foregoing codes, by posting such information to UScellular's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by UScellular's Board of Directors or an authorized committee thereof, as applicable, and disclosed on either the website or in a Form 8-K. There were no such waivers in 2022.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors and the audit committee unanimously recommends a vote FOR the approval of the ratification of PwC.
We anticipate continuing the services of PwC for the 2023 fiscal year. Representatives of PwC will be available at the Annual Meeting with an opportunity to make a statement at the Annual Meeting and respond to appropriate questions from shareholders.
Is this vote binding on the Board of Directors?
This vote is an advisory vote only and, therefore, it will not bind UScellular or our Board of Directors or Audit Committee. We are not required to obtain shareholder ratification of the selection of PwC as our independent registered public accounting firm by our Bylaws or otherwise. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the 2023 Annual Meeting.
Under the Intercompany Agreement with TDS, UScellular has agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing UScellular's financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. TDS has engaged PwC for such purposes.
Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2023, subject to UScellular's obligations under the Intercompany Agreement.
Your Board of Directors and the Audit Committee unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by UScellular's principal accountants, PwC, for 2022 and 2021:

	2022	2021
Audit Fees(1)	$2,159,965	$2,154,552
Audit Related Fees(2)	289,800	292,100
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees(5)	$2,449,765	$2,446,652

(1)Represents the aggregate fees billed for professional services rendered for the audit of the financial statements included in UScellular's Annual Report on Forms 10-K and Forms 10-Q, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of UScellular's financial statements that are not reported under Audit Fees, if any. In 2022 and 2021, this amount represents fees billed for audits of subsidiaries and partnerships in which certain subsidiaries have a partnership interest.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services other than services described in Note (1), (2), or (3), if any.
(5)Amounts do not include fees billed directly to TDS. Although TDS bills UScellular an overall allocation of costs pursuant to the Intercompany Agreement, TDS does not specifically identify and allocate fees of PwC to UScellular.
See www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Audit Committee for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four members of the Board of Directors who are "independent" as defined by the New York Stock Exchange. The Audit Committee has a written charter that has been approved by the Board of Directors, a copy of which is available on the website, www.uscellular.com, under Investor Relations—Corporate Governance—Governance Documents—Audit Committee. The charter was recently updated in November 2022 and effective January 1, 2023, Harry J. Harczak became Chair.
Management is responsible for UScellular's internal controls and the financial reporting process. UScellular utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. UScellular's independent registered public accounting firm is responsible for performing an independent audit of UScellular's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee reviewed and discussed the audited financial statements, as of and for the year ended December 31, 2022, with management, the internal audit staff and representatives of PwC, UScellular's independent registered public accounting firm. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and this information was discussed with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to UScellular during 2022 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2022 be included in UScellular's Form 10-K for the year ended December 31, 2022.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews UScellular's Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit.

At its regularly scheduled meetings in 2022, the Audit Committee reviewed UScellular's policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of UScellular's legal, regulatory and ethical compliance programs, including UScellular's Code of Business Conduct, anti-Harassment policy and Whistleblower hotline activity were also reviewed. In addition, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of UScellular's financial management team, its General Counsel, TDS's Vice President - Internal Audit and representatives of PwC at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. Members of UScellular's IT security and technology teams meet with the Audit Committee at least twice a year to discuss cybersecurity issues and concerns.
The Audit Committee is updated periodically on management's process to assess the adequacy of UScellular's system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of its internal control over financial reporting. The Audit Committee also discussed with PwC UScellular's internal control assessment process and management's assessment as well as PwC's evaluation of UScellular's system of internal control over financial reporting.
The Audit Committee evaluates the performance of PwC and the senior audit engagement team, provides feedback to the senior audit engagement team on the firm’s performance and determines whether to reengage PwC or consider other audit firms, subject to UScellular's obligations under the Intercompany Agreement with TDS. The Audit Committee considers the quality and efficiency of the services provided by the auditors and its dialogue with the Committee, the auditors' capabilities and the auditors' technical expertise and knowledge of UScellular's operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as UScellular's independent registered public accountants for the year ending December 31, 2023. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, UScellular anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
UScellular has engaged PwC since 2002 which leads UScellular to consider tenure. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner, the Audit Committee is confident that UScellular is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of the UScellular and its shareholders. The current engagement partner has served in that role for TDS since 2018 and has rotated as required after the conclusion of the 2022 audit. The Committee chair and representatives of Management interviewed potential replacement candidates and the Committee has selected the planned replacement engagement partner.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of UScellular, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of UScellular's internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on UScellular's management and PwC.
By the members of the Audit Committee of the Board of Directors of UScellular:

Harry J. Harczak, Jr. Chairperson	Gregory P. Josefowicz	Cecelia D. Stewart	Xavier D. Williams

PROPOSAL 3
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
SUMMARY OF PROPOSAL
In proposal 3, we are requesting shareholders to approve the 2023 Compensation Plan for Non-Employee Directors (the “2023 Director Plan”), which allows for the issuance of up to 500,000 UScellular Common Shares, $1.00 par value per share (“UScellular Common Shares”). As of March 21, 2023, the closing sale price per UScellular Common Share as reported on the New York Stock Exchange was $20.91.
The 2023 Director Plan provides compensation to each director of UScellular who is not an employee of UScellular or any other subsidiary of TDS (“Non-Employee Director”). As of the date hereof, seven of the UScellular directors are Non-Employee Directors.
The UScellular Board of Directors approved the 2023 Director Plan on March 14, 2023, and if the 2023 Director Plan is approved by shareholders, it will become effective as of the date of such shareholder approval.
The following is a description of the 2023 Director Plan and is a summary only and is qualified by the terms of the 2023 Director Plan attached hereto as Exhibit A.
DESCRIPTION OF THE PLAN
General:
Each Non-Employee Directors will receive:
•an annual director’s retainer fee, paid in cash, of $90,000; and
•an annual award of $120,000 paid in the form of UScellular Common Shares (the "Annual Stock Award").
The number of UScellular Common Shares to be delivered under the Annual Stock Award will be determined on the basis of the closing price of UScellular Common Shares as reported in the New York Stock Exchange Composite Transaction section of the Wall Street Journal on the date of the annual meeting of shareholders in the calendar year of payment.
If for any reason UScellular Common Shares cannot be issued under the 2023 Director Plan pursuant to the requirements of the New York Stock Exchange or otherwise, the value of such UScellular Common Shares that cannot be issued shall be paid in the form of cash.
Each Non-Employee Director will receive 57% of their board retainer in the form of UScellular Common Shares.
Each Non-Employee Director who serves on Audit Committee will receive an annual committee retainer fee of $11,000; provided however, that the Chairperson of the Audit Committee will receive $22,000.
Each Non-Employee Director who serves on the Long-Term Incentive Compensation Committee will receive an annual committee retainer fee of $7,000; provided however, that the Chairperson of the Long-Term Incentive Compensation Committee will receive $14,000.
Each Non-Employee Director also will receive a meeting fee of $1,750 for each board or committee meeting attended, and will be reimbursed for reasonable expenses incurred in connection with attendance at meetings.
Upon effectiveness of the 2023 Director Plan, the Board of Directors will have the authority without further shareholder approval to amend the 2023 Director Plan, including amendments to increase the amount of the compensation payable in UScellular Common Shares provided that the number of UScellular Common Shares issued under the 2023 Director Plan does not exceed the number of shares approved by shareholders.
Subject to the effectiveness of the 2023 Director Plan, the authorization to issue UScellular Common Shares pursuant to the 2023 Director Plan will expire ten years after the date of shareholder approval unless reapproved by shareholders.

Available Common Shares	If this proposal is approved by shareholders, 500,000 UScellular Common Shares will be registered with the SEC and reserved for issuance under the 2023 Director Plan. If this proposal is approved by shareholders, 500,000 UScellular Common Shares will be registered with the SEC and reserved for issuance under the 2023 Director Plan.

Federal Income Taxes	The following is a brief summary of certain federal income tax consequences, pursuant to the tax law in effect as of the date of this 2023 Proxy Statement, of awards to be made under the 2023 Director Plan, if approved by shareholders. Federal income tax laws are complex and subject to different interpretations, and the following summary is not a complete description of the possible federal income tax consequences of awards made under the 2023 Director Plan. The following also does not address the state, local, foreign or other tax consequences of awards made under the 2023 Director Plan. The following should not be interpretated as tax advice.

In general, a Non-Employee Director who is issued UScellular Common Shares under the 2023 Director Plan will recognize taxable compensation in the year of issuance in an amount equal to the fair market value of such UScellular Common Shares on the date of issuance, and UScellular will be allowed a deduction for federal income tax purposes equal to the amount of such Non-Employee Director compensation.

In addition, a Non-Employee Director will recognize taxable compensation in the year of payment of all cash retainer fees, and UScellular will be allowed a deduction for federal income tax purposes equal to the amount of such Non-Employee Director compensation.

Plan Benefits	No disclosure is being made of the benefits or amounts that will be received by or allocated to any participants since the amount is not determinable until earned and paid. Had the 2023 Director Plan been in effect as of March 1, 2023, each of the Non-Employee Directors that was on the Board for a full year would have received 5,149 UScellular Common Shares, or a prorated number of shares if on the Board for less than a full year, for a total of 31,741 Common Shares. Under the existing compensation plan for Non-Employee Directors, each Non-Employee Director that was on the Board for a full year received 4,291 UScellular Common Shares, or a prorated number of shares if on the Board for less than a full year, for a total of 26,451 UScellular Common Shares.
Your Board of Directors unanimously recommends a vote “FOR” approval of the Compensation Plan for Non-Employee Directors.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 4?
We are providing shareholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers (NEOs) as disclosed in this 2023 Proxy Statement as required, including Compensation Discussion and Analysis, compensation tables and discussions. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.
UScellular is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. UScellular held a Say-on-Frequency vote at the 2017 annual meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2017, UScellular has held a Say-on-Pay vote every year since then.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
UScellular believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. UScellular's compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Consistent with these goals, the Chair and the LTICC have developed and approved an executive compensation philosophy to provide a framework for UScellular's executive compensation program featuring the policies and practices described in the Compensation Discussion and Analysis.
Is this vote binding on the Board of Directors?
The Say-on-Pay vote is an advisory vote only and, therefore, will not bind UScellular, our Board of Directors, the Chair or the LTICC. However, the Board of Directors, the Chair and the LTICC will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your Board of Directors unanimously recommends a vote "FOR" the approval of Proposal 4.

PROPOSAL 5
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES
What am I being asked to vote on in Proposal 5?
In Proposal 5, we are providing shareholders with an opportunity to vote, on an advisory basis, on whether future Say-on-Pay votes should be held every year, every two years or every three years.
UScellular is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. UScellular held a Say-on-Frequency vote at the 2017 annual meeting. At that meeting, shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the results of the Say-on-Frequency vote in 2017, UScellular has held a Say-on-Pay vote every year since.
How does the Board of Directors recommend that I vote on this proposal?
Your Board of Directors unanimously recommends a vote FOR holding a Say-on-Pay vote EVERY YEAR. UScellular believes that its important for shareholders to have the opportunity to vote annually on executive compensation for a number of reasons, including the following:
•An annual Say-on-Pay vote will allow us to obtain shareholder input on our executive compensation program on a more consistent basis which aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies, and practices.
•A one-year frequency provides the highest level of accountability and communication by enabling the Say-on-Pay vote to correspond with the most recent executive compensation information presented in our 2023 Proxy Statement for the annual meeting.
•A frequency that exceeds one year may make it more difficult for the Chair and the LTICC to understand and respond to the voting results because it may be unclear whether the shareholder vote pertains to the most recent executive compensation information presented in out proxy statement or to pay practices from the previous two years or both.
•Holding Say-on-Pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.
Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation. Instead the proxy card provides shareholders with four choices with respect to this proposal: 1 year, 2 years, 3 years or shareholders may abstain from voting on this proposal.
Is this vote binding on the Board of Directors?
The Say-on- Frequency vote is an advisory vote only, and therefore will not bind UScellular, our Board of Directors, the Chair or the LTICC. However, the Board of Directors will consider the voting results as appropriate when considering its policy on the frequency of future Say-on-Pay votes. The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders will be considered, as appropriate, by the Board of Directors as the shareholders’ recommendation as the frequency of future Say-on-Pay votes. Nevertheless, the Board of Directors may decide that UScellular’s policy should be to hold Say-on-Pay votes more or less frequently than the option that receives the most votes from shareholders. As required by SEC rules, UScellular will disclose on a Form 8-K its decision in light of such vote as to how frequently UScellular will include a shareholder vote on the compensation of executives in its proxy materials until the next Say-on-Frequency vote.
UScellular is required to request shareholders to vote on a Say-on-Frequency proposal at least once every six years. Accordingly, UScellular intends to next submit a Say-on-Frequency proposal to shareholders at the 2029 annual meeting. The results of the Say-on- Frequency vote will be disclosed on a Form 8-K.
Your Board of Directors unanimously recommends a vote for the option of every 1 year as the frequency for holding a Say-on-Pay vote with respect to Proposal 5.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2022.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis ("CD&A") describes the Company's executive compensation programs and explains compensation decisions for the following Named Executive Officers (NEOs) in 2022:

Named Executive Officer	Position with the Company During 2022
Laurent C. Therivel	Director, President and Chief Executive Officer
Douglas W. Chambers	Director, Executive Vice President, Chief Financial Officer and Treasurer
Michael S. Irizarry	Director, Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology
Deirdre C. Drake (1)	Director, Former Executive Vice President and Chief People Officer and Head of Communications
(1) Ms. Drake retired as an executive officer effective January 2, 2023 but remains a member of the Board of Directors.
LeRoy T. Carlson, Jr., Chair of UScellular, receives no compensation directly from UScellular and is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including UScellular. A portion of the compensation expense incurred by TDS for LeRoy T. Carlson, Jr. was allocated to UScellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. There is no identification or quantification of the compensation of LeRoy T. Carlson, Jr., or of any other allocated expense in this allocation of cost to UScellular.
Although UScellular does not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers is approved by the fully independent Long-Term Incentive Compensation Committee (LTICC), as discussed below.
With respect to the NEOs other than the President and CEO, the Chair reviews the President and CEO's evaluation of the performance of such NEOs and in consultation with the President and CEO sets the annual base salary and bonus compensation levels for such NEOs, and recommends long-term equity compensation to the LTICC, based on such performance evaluations and compensation principles as discussed below.
2022 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to NEOs	Other Generally Applicable Benefits and Plans
• Salary	• Restricted Stock Units	• Deferred Compensation	• Tax-Deferred Savings Plan
• Bonus	• Performance Share Units	• Supplemental Executive Retirement Plan ("SERP")	• Welfare Benefits
		• Perquisites	• Pension Plan
We use our compensation programs to attract, motivate and retain the executives who lead UScellular. Our compensation programs and practices are designed to pay for performance and to align management's interests with those of UScellular's shareholders. We believe that our compensation programs help drive UScellular performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to UScellular performance, and by making efforts to balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation.
Executive Compensation Process
The process of approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each NEO, based on the particular duties and responsibilities of the NEO, as well as compensation elements for comparable positions at other companies.
The Chair and LTICC have access to numerous performance measures and financial statistics prepared by UScellular. The financial information includes the audited financial statements of UScellular, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The Chair and LTICC also may consider such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it is the informed judgment of the Chair and/or the LTICC, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chair, that determines the elements of compensation for NEOs.

Annually, the President and CEO recommends the base salaries for the NEOs other than himself, and the Chair reviews and approves such base salaries and determines the base salary of the President and CEO.
In addition, the President and CEO recommends the annual bonuses for the NEOs other than himself, and the Chair reviews and approves such bonuses and determines the bonus of the President and CEO.
The LTICC annually determines long-term equity compensation awards to the NEOs under the UScellular Long-Term Incentive Plan ("LTIP"), which awards generally include performance share units and/or restricted stock units. The NEOs may also elect to defer all or a portion of their bonus and receive bonus match units on a portion of the amount deferred.
Grants of equity awards to the President and CEO and the other executive officers are generally made at the same time each year. Current practice is to grant equity awards other than bonus match units on the first Monday in April. UScellular grants bonus match units on the date that annual bonus amounts are paid each year. UScellular also may grant equity awards during other times of the year as it deems appropriate, such as in connection with a new hire, promotion or retention.
The Chair and the LTICC do not consider an officer's outstanding equity awards or stock ownership levels when determining such officer's compensation. The Chair and LTICC evaluate compensation based on performance for a particular year and other considerations as described herein and do not consider stock ownership to be relevant.
Compensation Principle
We believe that equity-based compensation aligns executives' interests with shareholders, drives performance and facilitates retention of superior talent. In 2022, annual equity awards consisted of performance share units (PSUs) and restricted stock units (RSUs).
•PSUs are paid in Company stock based on the outcome of the performance goals that are set for a three-year performance period assuming the NEO remains employed through the three-year cliff vesting date. The metric was Return on Capital (ROC) (weighted 100%) for the performance period January 1, 2022 through December 31, 2024.
•The RSUs granted in 2022 are time-vested awards that will be paid in Company stock at the end of the three year holding period, assuming the NEO remains employed through the vesting date.
Incentive Compensation links compensation with goal attainment. The Chair and the President and CEO continue to believe that linking compensation to certain performance metrics results in a performance driven culture. The majority of compensation awarded to NEOs is dependent upon Company performance. In 2022, the Chair and the President and CEO set performance goals they believed to be challenging in connection with the annual bonus awarded to NEOs under the Officer Annual Incentive Plan.
•The following metrics were used to calculate 70% of the NEO's bonus award under the Officer Annual Incentive Plan: Consolidated Total Service Revenues (35% weighting), Consolidated Operating Cash Flow (28% weighting) and Consolidated Capital Expenditures (7% weighting).
•The Chair's Assessment on Strategic Initiatives measure (10% weighting) and Individual Performance measure (20% weighting) were used to calculate 30% of the final bonus award.
President and CEO Incentive Compensation: The President and CEO participates in the Officer Annual Incentive Plan with the other NEOs. The Chair evaluates the President and CEO's achievement with respect to the Individual Performance measure applicable to him under the Officer Annual Incentive Plan, based on his individual performance, on a short-term and long-term basis, with respect to his leadership of the Company, the development and maintenance of effective working relationships across the enterprise, his stated personal objectives and his other duties and responsibilities.

Fixed compensation (base salary) represents a smaller portion of total target compensation than variable compensation. The Company makes efforts to appropriately balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to each NEO.
•In 2022, fixed compensation (base salary) represented 14% and variable compensation (annual cash bonus and equity incentives) represented 86% of Mr. Therivel's total target compensation; and
•For the remaining NEOs, 2022 fixed compensation represented 26% (on average) and variable compensation represented 74% (on average) of total target compensation.
The following chart summarizes total target compensation established for each NEO in 2022:
Summary of 2022 NEO Target Compensation

Named Executive Officer	2022 Annual Base Salary (1)	2022 Annual Incentive Target Value	2022 Long-Term Incentive Award Target Value (2)	2022 Total Target Compensation
Laurent C. Therivel	$826,400	$909,040	$4,600,000	$6,335,440
Douglas W. Chambers	$562,400	$309,320	$1,406,030	$2,277,750
Michael S. Irizarry	$765,300	$497,445	$1,721,914	$2,984,659
Deirdre C. Drake	$566,100	$311,355	$1,273,710	$2,151,165

(1)The amounts listed in the column reflect the March 1, 2022 base salary for all NEOs.
(2)Expressed as the aggregate target grant date value of RSUs and PSUs.
The Chair, and the President and CEO along with the LTICC believe that this approach to our compensation program, along with our market positions and structural competitive advantages, has allowed our Company to continue to be competitive in an extremely competitive environment.
Executive Compensation Programs Support UScellular Goals and Objectives
UScellular is committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.
The objectives of UScellular's compensation programs for its executive officers generally are to:
•support UScellular's overall business strategy and objectives;
•attract and retain high quality management;
•link individual compensation with attainment of UScellular objectives and individual performance goals; and
•provide competitive compensation opportunities consistent with the financial performance of UScellular.
The primary financial focus of UScellular is the increase of long-term shareholder value through growth, measured in such terms as return on capital, service revenues, cash flow and capital expenditures. Compensation decisions are made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.
UScellular's compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of UScellular, utilizing good governance practices and other best practices. UScellular's compensation programs are designed to reward the performance of UScellular on both a short-term and long-term basis.
UScellular's policies establish incentive compensation performance goals for NEOs based on factors over which such officers are believed to have substantial control and which are believed to be important to UScellular's long-term success. Management believes compensation should be related to the performance of UScellular and should be sufficient to enable UScellular to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance driven metrics are key inputs to compensation and awards, the Chair and LTICC may consider other factors to ensure alignment with UScellular's goals. Officers do not become entitled to any compensation or awards solely as a result of the achievement of performance levels.

Maintaining Best Practices Regarding Executive Compensation
The Chair, the President and CEO and the LTICC maintain policies and procedures for establishing compensation for the UScellular executives, including the NEOs, and consider many of these to represent best practices in corporate governance.

What We Do
☑ Pay for Performance: A significant portion of NEO total target compensation is tied to Company performance.	☑ Limited Perquisites: We provide few perquisites ("perks") to our officers.
☑ Maximum Payouts on Incentives: Annual cash incentive awards are capped at 184.5% and PSUs are capped at 200%.
☑ Independent Long-Term Incentive Compensation Committee: The long-term equity-based compensation of executive officers is reviewed and approved by our LTICC comprised solely of independent directors. Other executive compensation is approved by UScellular's Chair, who is also a director and President and Chief Executive Officer of TDS, the majority shareholder of UScellular.

☑ Compensation Consultant: Willis Towers Watson advises the Company and LTICC on executive compensation matters.
☑ Clawback Policy: UScellular would intend to seek to adjust or recover awards or payments if performance measures are restated or otherwise adjusted under certain circumstances.

What We Don't Do
☒ No Hedging or Pledging: Officers are prohibited from hedging, pledging or otherwise encumbering shares of UScellular's common stock, including holding shares in a margin account.	☒ Limited Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups except in limited circumstances.
☒ Repricing of Stock Options: Repricing of stock options without stockholder approval is prohibited (except in the event of certain corporate events).
Results of the 2022 Say-on-Pay Vote
In 2022, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as "Say-on-Pay"). The Chair, the President and CEO and the LTICC considered the fact that shareholders overwhelmingly voted at the 2022 annual meeting FOR the Say-on-Pay proposal with respect to 2021 NEO compensation. Even with this strong endorsement of the Company's pay practices, the Chair and President and CEO along with the LTICC believe that it is essential to regularly review the executive compensation program. In 2022, the Chair and the President and CEO along with the LTICC concluded that the compensation program provides awards that they believe motivate our NEOs to maximize long-term shareholder value and encourage long-term retention. The Chair, the President and CEO and the LTICC intend to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.
Changes to Compensation Policies
There were no material changes made to the executive compensation programs in 2022 in response to the 2022 Say-on-Pay Vote.
Maintaining a Competitive Compensation Program—Benchmarking Compensation Data
In 2022, for the NEOs other than the President and CEO, Willis Towers Watson completed a job specific market analysis with respect to base salary, target annual incentive opportunities and target total cash compensation. Executive officer positions were compared and matched to survey positions based on current role responsibilities. The source of market data was a Willis Towers Watson database of approximately 931 companies.

When setting long-term incentive awards, the LTICC considers market compensation data provided by Willis Towers Watson as follows:
•The multiples used to calculate the long-term incentive awards granted in 2022 were determined by the LTICC considering market compensation data with a weighting of:
o    50% of the total based generally on data from general industry companies (with revenue of $2B to $8B); and
o    50% of the total based generally on data from a peer group (as identified below).
•The 2022 Custom Peer Group:
o    Must share at least one of the following characteristics: 1) wireless telecommunications services or technology and software company 2) has intense customer-orientation or satisfaction as a part of its core business strategy and/or 3) single owner of 40% or more of its outstanding equity.

Avis Budget Group, Inc.	Frontier Communications Parent, Incr	Revelon, Inc.
CDK Global, Inc.	Hanes Brands	Ryerson Holding Corporation
Ciena Corporation	Harley Davidson, Inc.	Sabre Corporation
Columbia Sportswear Co.	Hertz Global Holdings, Inc.	TD Ameritrade Holding Company
CommScope Holding Company, Inc.	Hilton Worldwide Holdings, Inc.	Teradata Corporation
Crown Castle, Inc.	Hyatt Hotels Corporation	Travel + Leisure Co.
Darden Restaurants	Keurig Dr. Pepper, Inc.	The Hershey Co.
Diebold Nixdorf, Incorporated	NCR Corporation	Williams Sonoma
Note: This group was selected by the LTICC with the assistance of Willis Towers Watson.
•The multiples that were approved for the NEOs are presented in "Long-Term Equity Compensation" below.
The Chair, President and CEO and LTICC compared the base salaries, target annual cash incentives, target total long-term incentives and total target compensation of each of UScellular's NEOs, other than the President and CEO, to the compensation data provided by Willis Towers Watson. The comparison was made to help determine whether UScellular's compensation practices fell in line with competitive market data.
UScellular believes that compensation decisions are complex and require a deliberate review of UScellular performance, peer compensation levels, experience of individual executives, and individual performance, among other factors. In determining executive compensation, the Chair, President and CEO and LTICC consider all forms of compensation to review the value delivered by each component of compensation to each executive. Accordingly, the Chair, President and CEO and LTICC may determine that, with respect to any individual, it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company, internal pay equity and other relevant considerations.
Types and Amounts of NEO Compensation Awarded in 2022
Summary of Executive Compensation Elements
UScellular provided both fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to the NEOs in 2022. The majority of compensation is at risk to each NEO because the compensation that is actually paid may vary from the target compensation that was established by the Chair, the President and CEO and/or the LTICC. In the case of annual cash incentives and PSUs, the payment is dependent in significant part upon UScellular's performance and, in the case of equity incentives, the value also is dependent on future share prices. The amount of total target compensation at risk was significantly more than the amount of base salary for each NEO. Also, the majority of total target compensation awarded in 2022 to each NEO was in the form of equity.

The following charts summarize the allocation of the total direct compensation that our NEOs were eligible to earn under the Company's 2022 executive compensation programs. Percentages below are rounded. Further details regarding each of the elements are provided in the discussion that follows the charts.
CEO
All Other NEOs
Note: Compensation included as "All Other Compensation" in the Summary Compensation Table is not considered in the graphs above, because the Company views it as de minimis. The graphs above also do not include the cash retention bonus paid to Mr. Therivel in June 2022.

Executive Compensation Program

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2022 Decisions
Fixed	Base Salary	Fixed Cash Compensation	To attract, retain and motivate superior talent	Based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure or retention and other factors	Annual base salary merit increases ranged from 3.7% - 5.0%.
Pay-At-Risk	Annual Cash Incentive Awards (Bonus)	Variable Cash Compensation Percentage of base earnings based on the achievement of annual company performance goals, individual performance and the Chair's assessment of strategic initiatives	To align overall Company performance directly with cash compensation	The target percentage of base earnings is determined based on job scope, market data, internal pay equity and other factors Actual payouts based on achievement can range from 0% to 184.5%	Company performance resulted in a 85.7% payout

The Chair's Assessment on Strategic Initiatives resulted in a 118.0% payout

Individual performance was paid based on the President's (or Chair's, with respect to the President and CEO) assessment of individual performance
Performance Share Unit Awards (PSUs)	Equity Compensation

Number of shares paid based on original target adjusted by company achievement during the three-year performance period and released at the end of the three-year cliff vesting period (assuming continued employment)

		Value of PSUs is variable based on company performance and the long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interest with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance Actual payouts based on company achievement of the three-year performance goals can range from 0% to 200% of target	One half of the value of the total target equity award was granted in the form of PSUs Based on Return on Capital (ROC) (100%) for the period January 1, 2022 through December 31, 2024.
	Restricted Stock Unit Awards (RSUs)	Equity Compensation Time-vested at end of three-year cliff vesting period (assuming continued employment) Value of RSUs is variable based on long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interests with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance	One-half of the value of the total target equity award was granted in the form of RSUs

Compensation Provided to NEOs in 2022
Base Salary
Annually, the Chair determines the President and CEO's base salary. With respect to the other NEOs, the President and CEO recommends and the Chair approves annually each such NEO's base salary. In setting 2022 base salary levels, the Chair and/or President and CEO considered market data, Company performance and the individual performance of each NEO. In 2022, each of the NEOs received an annual base salary merit increase ranging from 3.7% - 5.0%.
Base salary is determined based on an evaluation of the performance of UScellular and each NEO and such other facts and circumstances as the Chair and/or the President and CEO may deem relevant. Some facts and circumstances that are considered in approving base salaries of the NEOs are as follows: UScellular's status as a public and controlled company, and the fact that UScellular is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than UScellular, possess greater resources, possess more extensive coverage areas and more spectrum within some coverage areas, and market other services with their communications services that UScellular does not offer. The base salary of each NEO is set at a level considered to be appropriate in the subjective judgement of the Chair and/or the President and CEO based on assessment of the responsibilities and performance of such NEO, taking into account the facts and circumstances discussed above. No specific performance measures are determinative in the base salary compensation decisions for NEOs. Ultimately, it is the informed judgement of the Chair considering the recommendation of the President and CEO (in the case of the other NEOs) that determines the base salaries based on the total mix of information rather than on any specific measures of performance.
NEO Base Salary

Named Executive Officer	2022	2021	% Increase
Laurent C. Therivel (1)	$826,400	$787,000	5.0%
Douglas W. Chambers (2)	$562,400	$535,600	5.0%
Michael S. Irizarry (2)	$765,300	$738,000	3.7%
Deirdre C. Drake (2)	$566,100	$545,900	3.7%

(1)The pay increase was effective on January 1, 2022.
(2)The pay adjustments for all other NEOs were effective on March 1, 2022.
Annual Bonus
The Chair and the President and CEO believe that annual bonus awards reinforce a pay-for-performance culture because the payment is based on UScellular's financial results along with the Chair's assessment of strategic initiatives and individual performance. Annually, the Chair, considering the recommendation of the President and CEO sets the percentage of base earnings used to determine each NEO's target bonus, as well as performance goals for UScellular.
The Chair and the President and CEO believe that the target bonuses were competitive compared to the market data. The target percentage of base earnings for each NEO's bonus in 2022 was:
NEO Bonus Targets

Named Executive Officer	Percentage of Base Earnings
Laurent C. Therivel	110%
Douglas W. Chambers	55%
Michael S. Irizarry	65%
Deirdre C. Drake	55%
All of our NEOs participated in the 2022 Officer Annual Incentive Plan. Under that plan, the Chair and the President and CEO set minimum, target and maximum annual company performance goals used to determine 70% of each NEO's 2022 annual bonus award. The goals were based on the following metrics: Consolidated Total Service Revenues (50% weighting), Consolidated Operating Cash Flow (40% weighting) and Consolidated Capital Expenditures (10% weighting). The Chair's Assessment on Strategic Initiatives (10% weighting) and Individual Performance (20% weighting) measures were used to calculate 30% of the final award. The Chair and the President and CEO believe that these metrics focus executives on maximizing profitability and the customer experience. Under the annual incentive program, the actual annual incentive payouts based on the achievement of performance goals established for the year may range from 0% to 184.5%.

The following provides additional detail on the performance measures considered for the purposes of the 2022 Officer Annual Incentive Plan.

	Component Weighting	Overall Plan Weighting	Maximum Percentage of Target
Consolidated Total Service Revenues	50%	35%	200.0%
Consolidated Operating Cash Flow	40%	28%	200.0%
Consolidated Capital Expenditures	10%	7%	150.0%
Company Performance	100%	70%
Chair Assessment on Strategic Initiatives		10%	160.0%
Individual Performance		20%	160.0%
Total Overall Plan Weighting and Maximum Target Opportunity		100%	184.5%
The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and the performance goals at the maximum payout level were intended to require superior performance.
The Chair and, with respect NEOs other than himself, the President and CEO determined the actual payout that each NEO received under the incentive plan.
Company Performance
For purposes of evaluating and determining bonus levels each year, UScellular calculates an overall percentage of performance based on measures set forth in its Officer Annual Incentive Plan.
The below table shows the calculation of the overall quantitative company performance percentage for 2022 based on the 2022 Officer Annual Incentive Plan. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with UScellular's financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items. The below bonus results and targets are intended to reflect the core operating results over which UScellular officers have significant influence.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Performance Measures	Final Bonus Results for 2022	Final Target for 2022	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Formula
Consolidated Total Service Revenues (1)	$3,125 M	$3,184 M	98.1%	90.0%	110.0%	90.7%	50.0%	45.3%
Consolidated Operating Cash Flow (2)	$839 M	$929 M	90.3%	85.0%	115.0%	67.7%	40.0%	27.1%
Consolidated Capital Expenditures(3)	$717 M	$767 M	93.5%	105.0%	90.0%	132.7%	10.0%	13.3%
Overall Company Performance							100.0%	85.7%

(1)This represents total service revenues determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of total service revenues for external reporting purposes.
(2)This represents operating cash flow determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual bonus and performance share unit plans.
(3)This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of capital expenditures for external reporting purposes.

If a metric does not meet the minimum threshold performance level, generally no bonus will be paid with respect to such metric. If maximum performance or greater is achieved, 200% (or 150% with respect to the Consolidated Capital Expenditures metric) of the target opportunity for that metric will be funded. As shown above, actual performance exceeded the minimum threshold but was below maximum performance. As a result, the payout level was interpolated for such measure as indicated above based on the formula included in the 2022 Officer Annual Incentive Plan.
As shown above, the quantitative company performance percentage for UScellular for 2022 was determined to be 85.7%.
Chair Assessment on Strategic Initiatives
The assessment of strategic initiatives as determined in the subjective judgment of the Chair was 118.0%. In arriving at this determination, the Chair considered the following accomplishments of UScellular during 2022:
•Increased budgeted subscriber growth in the Home and Business Internet categories and tower revenue growth;
•Worked on improving customer growth through focused marketing efforts;
•Simplified pricing and improved products;
•Managed operating expenses as we focused on growing our key business segments; and
•Continued our focus on leadership development and diversity, equity and inclusion.
Individual Performance Objectives and Accomplishments
In addition to UScellular performance, the Chair, the President and CEO and members of the LTICC consider individual objectives and performance in determining executive compensation. There was no minimum level of achievement of any of those objectives before salary or other compensation could be increased or provided. The assessment of the achievement of such objectives is not formulaic, objective or quantifiable. Instead, individual performance considerations are factors, among others, that are generally taken into account in the course of making subjective judgments in connection with compensation decisions.
Mr. Therivel as the principal executive officer of UScellular is primarily responsible for the performance of UScellular. Each of the other executive officers was also considered to have made a significant contribution to the aforementioned performance achievements during the period. The portion of the bonus for individual performance is based on an individual performance assessment approved by the Chair in his subjective judgment which, in the case of NEOs other than the President and CEO, considers the recommendation of the President and CEO. This individual performance assessment for 2022 is used as a factor in determining the amount of the cash bonus for 2022 performance paid in 2023 and the value of equity awards granted in 2023.
Annual Cash Compensation
Base Salary:
The following shows certain information relating to base salary in 2022 for Laurent C. Therivel.

Laurent C. Therivel
2021 Annual Base Salary:	$787,000
2022 Annual Base Salary:	$826,400
$ Increase in Annual Base Salary:	$39,400
% Increase in Annual Base Salary:	5.0%
Range per 2021 Willis Towers Watson survey (50th to 75th percentile):	$800,000 to $960,000
Effective January 1, 2022, Mr. Therivel's base salary was increased to $826,400 which is slightly above the 50th percentile of the range. This was the level considered to be appropriate in the subjective judgment of the Chair.

The following shows certain information relating to base salary in 2022 for the other NEOs:

	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Base Salary level 3/1/21 - 2/28/22	$535,600	$738,000	$545,900
Base Salary level 3/1/22 - 2/28/23	$562,400	$765,300	$566,100
2022 Base Salary per Summary Compensation Table	$557,144	$759,947	$562,138
$ Increase in Base Salary on 3/1/2022	$26,800	$27,300	$20,200
% Increase in Base Salary	5.0%	3.7%	3.7%
The Chair and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis as described below.
Bonus:    The following table sets forth the amount paid to each NEO for the 2022 annual cash incentive award (the below amounts may be rounded):

		Formula	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
a	2022 base salary earnings		$826,400	$557,144	$759,947	$562,138
b	Target bonus percentage		110%	55%	65%	55%
c	Target bonus	a x b	$909,040	$306,429	$493,966	$309,176
d	Percentage of 2022 target bonus based on company performance		70%	70%	70%	70%
e	Target bonus for company performance	c x d	$636,328	$214,500	$345,776	$216,423
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2022	e x 85.7%	$545,333	$183,827	$296,330	$185,475
	Calculation of amount reported under "Bonus" column:
g	Portion of bonus based on assessment of strategic initiatives in 2022 (10% of target bonus opportunity), multiplied by percentage of achievement as determined by Chairman (118.0%)	c x 10% x 118.0%	$107,267	$36,159	$58,288	$36,483
h	Amount of discretionary bonus based on individual performance (20% of bonus opportunity) and rounding		$243,600	$61,214	$98,782	$61,843
i	Subtotal of amount reported under "Bonus" column	g + h	$350,867	$97,373	$157,070	$98,326
j	Total bonus for 2022 performance paid in 2023 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column)	f + i	$896,200	$281,200	$453,400	$283,800
Total Cash Compensation:    The following table shows information relating to total cash compensation in 2022.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Base Salary in 2022 (3/1/22 - 2/28/23)	$—	$562,400	$765,300	$566,100
Base Salary in 2022 (1/1/22 - 12/31/22)	$826,400	$—	$—	$—
2022 Bonus Paid in 2023	$896,200	$281,200	$453,400	$283,800
Total Cash Compensation for 2022	$1,722,600	$843,600	$1,218,700	$849,900
Total Target Cash Compensation per Willis Towers Watson Survey:
25th percentile	$1,350,000	$875,000	$550,000	$635,000
50th percentile	$1,685,000	$1,055,000	$730,000	$760,000
75th percentile	$2,095,000	$1,275,000	$945,000	$910,000
The Chair and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis. The amount reported above as Base Salary represents the NEO's rate of annual base salary for the period reported rather than the amount reported in the Summary Compensation Table, which reflects actual base salary paid during the period.
The total cash compensation of the above officers is believed to be within the appropriate range identified for this element based on an assessment of the responsibilities and performance of such officers and other relevant factors in the judgment of the Chair and the President and CEO.

Long-Term Equity Compensation
Long-term equity compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. The Chair and the President and CEO, along with the LTICC, believe that equity awards both align management's interests with those of stockholders and reinforce a pay-for-performance culture.
Long-term compensation awards for NEOs are based, in part, on individual performance, with the intended goal of increasing long-term company performance and shareholder value. Performance share units (PSUs), restricted stock units (RSUs) and bonus match units generally vest over three years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.
The annual long-term compensation awards in 2022 were made under UScellular's 2013 Long-Term Incentive Plan ("2013 LTIP"). The target long-term incentive award value of each NEO's 2022 equity-based awards was comprised equally of PSUs (with the PSUs valued assuming achievement at the target performance level) and RSUs. These awards to the NEOs were granted on April 4, 2022. Going forward, annual long-term compensation awards will be made under UScellular's 2022 Long-Term Incentive Plan approved by stockholders in May 2022 (the "2022 LTIP").
2022 Target Long-Term Incentive Award

Named Executive Officer	Target Value of 2022 Equity Award
Laurent C. Therivel	$4,600,000
Douglas W. Chambers	$1,406,000
Michael S. Irizarry	$1,721,925
Deirdre C. Drake	$1,273,725
Under the 2013 LTIP, UScellular was, and under the 2022 LTIP is, authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and employer match awards for deferred bonus.
Mr. Therivel and the Company entered into a letter agreement on June 1, 2020, (the "Therivel Letter Agreement") relating to his appointment as President and CEO. The Therivel Letter Agreement provides that each calendar year it is anticipated that Mr. Therivel will receive annual equity grants with a target grant date value not less than $4,000,000. Mr. Therivel’s 2022 grants had a target grant date value equal to approximately $4,600,000.
Based in part considering information from Willis Towers Watson, the formula for determining the number of units awarded to the NEOs other than the President and CEO was the NEO's base salary on the grant date times the NEO's performance multiple for 2022, divided by the Company's closing share price on April 1, 2022 (i.e., the last trading day preceding the April 4, 2022 grant date). The product of this formula was then split 50% in PSUs and 50% in RSUs. This result was rounded to the closest whole unit.
Performance Share Units:    In 2022, one-half of the total target long-term incentive award value granted to the NEOs was made in the form of PSUs. The PSUs will be settled in shares of UScellular's common stock based on Company achievement against a Return on Capital (weighted 100%) goal during the performance period from January 1, 2022 through December 31, 2024, with payout ranging from 0% - 200% of the target award based on performance. Performance will be certified by the LTICC within ninety days following the end of the performance period. Shares subject to the award, to the extent earned, will be paid following the April 4, 2025 vesting date, assuming the NEO remains employed with UScellular until that date.
Restricted Stock Units:    One-half of the total target long-term incentive award value was granted to the NEOs in 2022 in the form of RSUs. The RSUs will cliff vest at the end of the three-year vesting period on April 4, 2025 assuming the NEO remains employed through that date.
The target values in the tables below are calculated by UScellular using the formulas described above considering information provided by Willis Towers Watson.

As a result of the foregoing formulas and individual performance factors, the following performance share units and restricted stock units were granted on April 4, 2022 to the NEOs (the amounts may be rounded).

		Formula	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
a	April 4, 2022 Base Salary		$562,400	$765,300	$566,100
b	Performance Multiple		2.50	2.25	2.25
c	Closing stock price on April 1, 2022		$31.40	$31.40	$31.40
d	Long-Term Incentive Target Value	a x b	$1,406,000	$1,721,925	$1,273,725
e	PSU Target Value	d x 50%	$703,000	$860,963	$636,863
f	PSUs Granted (rounded)	e / c	22,389	27,419	20,282
g	RSU Target Value	d x 50%	$703,000	$860,963	$636,863
h	RSUs Granted (rounded)	g / c	22,389	27,419	20,282
The approach for granting long-term incentive awards to Laurent C. Therivel differed from the above approach for the other NEOs. The following performance share unit and restricted stock unit awards were granted to Mr. Therivel on April 4, 2022 using the formula outlined below (the amounts may be rounded):

		Formula	Laurent C. Therivel
a	Long-Term Incentive Target Value based on information from Willis Towers Watson		$3,965,000
b	Actual Long-Term Incentive Target Value (Total Award)		$4,600,000
c	Closing stock price on April 1, 2022		$31.40
d	PSU Target Value	b x 50%	$2,300,000
e	PSUs Granted (rounded)	d / c	73,248
f	RSU Target Value	b x 50%	$2,300,000
g	RSUs Granted (rounded)	f / c	73,248
If a recipient of an award under the 2013 LTIP enters into competition with, or misappropriates confidential information of, UScellular or any affiliate thereof, including TDS and its affiliates, or violates non-solicitation and non-disparagement requirements, or the recipient's employment with UScellular or any affiliate thereof is terminated on account of the NEO's negligence or willful misconduct, then such award will terminate and be forfeited.
Other Benefit Plans Available to NEOs
The Chair believes that UScellular's maintenance of the below-described plans is consistent with competitive pay practices and is an important element in attracting and retaining talent in a competitive market.
The NEOs participate in certain benefit plans, as described below.
Deirdre Drake Retirement Benefits:
On November 15, 2022, Deirdre C. Drake submitted her notice of retirement as an officer and employee of the Company effective January 2, 2023. Ms. Drake's resignation did not extend to her service on the Board of Directors, and Ms. Drake remains a nominee for election as director at this 2023 Annual Meeting.
Pursuant to the terms of the Officer Annual Incentive Plan, Mr. Therivel designated Ms. Drake as being retirement-eligible under the Officer Annual Incentive Plan and Ms. Drake accordingly remained eligible for a bonus with respect to 2022, calculated at target for individual performance and based on actual attainment for company performance. At the time of her retirement, Ms. Drake was 90% vested in her balance under the SERP. Upon her retirement, she forfeited the 10% of her balance that was unvested. Subject to her remaining employed through December 31, 2022, in November 2022 the Chair determined to increase Ms. Drake's bonus for 2022 by an amount equal to the amount she forfeited under the SERP, with such amount to be paid at the same time the forfeited amount would have been paid under the SERP.
In November 2022, following the announcement of her retirement, the Company's LTICC approved the vesting in full of Ms. Drake's 2020 restricted stock unit awards and performance share unit awards on their originally scheduled April 6, 2023 vesting date, provided Ms. Drake continues to serve on the board until such date.
Ms. Drake forfeited her 2021 and 2022 restricted stock unit awards and performance share unit awards upon her retirement. In connection with her retirement, the title to Ms. Drake's corporate automobile was transferred to her and she was paid an additional amount to reimburse her for the taxes associated with such transfer.

Deferred Salary and Bonus:
The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan. Pursuant to the plan, the NEO's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The portion of any interest that exceeds 120% of the applicable federal long-term rate ("AFR") will be considered above market in accordance with SEC rules. The deferred compensation account of a NEO is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.
The NEO is always 100% vested in, and entitled to receipt upon termination, all salary and bonus amounts that have been deferred and any interest credited to his or her account. Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.
Deferred Bonus under the Long-Term Incentive Plan:
In addition to being permitted to defer their bonuses into an interest-bearing arrangement as described immediately above, the NEOs are permitted to defer their bonuses pursuant to deferred bonus compensation agreements under the Company's LTIP. Deferred bonus under the long-term incentive plan will be deemed invested in UScellular Common Share Units. The NEOs receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the NEO.
Pursuant to the LTIP, each officer may elect to defer a portion of his or her annual bonus, and UScellular will allocate a related stock unit match award to the employee's deferred compensation account. For the bonus earned in 2022, the match equaled 33 1/3 % of the deferred bonus amount for the year. The stock unit match awards will be deemed invested in UScellular Common Share Units and will vest ratably at a rate of one-third per year over three years. The match becomes fully vested upon the executive's separation due to retirement or death or if the executive suffers permanent disability prior to his or her separation.
SERP
Each of the NEOs participates in a supplemental executive retirement plan, or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan or other limitations. The SERP is unfunded. Participants are credited with interest on balances of the SERP. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all amounts other than the contributions for the current year equal to the yield on ten-year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2022 was set as of the last trading date of 2021 at 2.7136% per annum, based on the yield on ten-year BBB rated industrial bonds at such time.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2022 is set forth in the "Nonqualified Deferred Compensation" table below.
Perquisites
UScellular does not provide significant perquisites to its NEOs. UScellular has no formal plan, policy or procedure pursuant to which NEOs are entitled to any perquisites following termination or change in control. However, from time to time, UScellular may enter into employment, retirement, severance or similar agreements that may provide for perquisites.

Tax-Deferred Savings Plan - 401(k) plan
TDS sponsors the Tax-Deferred Savings Plan ("TDSP"), a tax-qualified defined contribution plan. This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including UScellular. Employees contribute amounts from their compensation and UScellular makes matching contributions in part. UScellular makes matching contributions to the plan in cash equal to 100% of an employee's contributions up to the first 3% of such employee's compensation, and 40% of an employee's contributions up to the next 2% of such employee's compensation. Matching contributions under the Tax-Deferred Savings Plan are subject to a two-year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service). Employees have the option of investing their contributions and UScellular's contributions in a TDS Common Share fund, a UScellular Common Share fund and certain unaffiliated funds. Contributions into the company common stock funds are limited to no more than 20%, combined.
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Pension Plan
TDS sponsors a tax-qualified noncontributory defined contribution pension plan for the eligible employees of TDS and its participating subsidiaries, including UScellular (TDS Pension Plan). Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula and are funded annually by TDS and its participating subsidiaries.
Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service).
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all UScellular employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or a qualified retirement) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Health and Welfare Benefits
TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including UScellular. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The Chair and the LTICC consider the accounting and tax treatments of particular forms of compensation. Accounting treatments do not significantly impact the determinations of the appropriate compensation for UScellular executive officers. The Chair and the LTICC consider the accounting treatments primarily to be informed and to confirm that UScellular personnel understand and recognize the appropriate accounting that will be required with respect to compensation.
UScellular has agreed to "gross-up" payments to executive officers due to taxes or to otherwise reimburse officers for the payment of taxes only in limited circumstances.
Policy on Stock Ownership by Executive Officers
UScellular does not have a formal policy relating to stock ownership by executive officers.
Anti-Hedging and Anti-Pledging
TDS' Policy Regarding Insider Trading and Confidentiality, which is applicable to UScellular's Board of Directors, officers and certain employees identified by UScellular's Chief Financial Officer, provides that persons subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or UScellular.

Compensation Committee Report

The Chair, the President and CEO and the members of the UScellular Board of Directors oversee UScellular's compensation programs. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the CD&A set forth above in this Proxy Statement.
In reliance on the review and discussions referred to above, the persons whose names are listed below determined that the CD&A be included in UScellular's Form 10-K for the year ended December 31, 2022 and Proxy Statement related to the 2023 Annual Meeting.
Because UScellular does not have a formal independent compensation committee except with respect to long-term equity-based compensation, the above CD&A is submitted by each member of the Board of Directors: LeRoy T. Carlson, Jr. (Chair), James W. Butman, Walter C. D. Carlson, Douglas W. Chambers, Deirdre C. Drake, Harry J. Harczak, Jr., Esteban C. Iriarte, Michael S. Irizarry, Gregory P. Josefowicz, Cecelia D. Stewart, Laurent C. Therivel, Vicki L. Villacrez and Xavier D. Williams.

Compensation Tables
Summary of Compensation
The following table summarizes the compensation paid by UScellular to the NEOs for 2022, 2021, and 2020. The compensation actually realized by a NEO may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the UScellular stock price and other factors.

2022 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
			(a)	(b)	(c)	(d)	(e)
Laurent C. Therivel (1)
President and Chief Executive Officer	2022	$824,887	$750,867	$4,699,725	$545,333	$29	$88,045	$6,908,886
	2021	$785,894	$358,374	$4,638,653	$609,626	$—	$45,713	$6,438,260
	2020	$377,500	$1,527,170	$6,749,987	$240,430	$—	$339,643	$9,234,730
Douglas W. Chambers
Executive Vice President, Chief Financial Officer and Treasurer	2022	$557,144	$97,373	$1,406,924	$183,827	$543	$74,323	$2,320,134
	2021	$532,600	$110,119	$1,233,944	$206,281	$367	$73,296	$2,156,607
	2020	$469,600	$125,056	$771,251	$149,544	$400	$70,045	$1,585,896
Michael S. Irizarry
Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology	2022	$759,947	$157,070	$1,723,010	$296,330	$3,906	$87,077	$3,027,340
	2021	$733,867	$174,587	$1,700,196	$335,913	$3,396	$83,049	$3,031,008
	2020	$712,500	$231,151	$1,691,601	$268,149	$4,969	$79,924	$2,988,294
Deirdre C. Drake
Former Executive Vice President, Chief People Officer and Head of Communications	2022	$562,138	$98,325	$1,274,520	$185,475	$851	$96,703	$2,218,012
	2021	$542,844	$109,251	$1,257,684	$210,249	$785	$74,804	$2,195,617
	2020	$501,400	$141,829	$1,164,430	$159,671	$785	$75,034	$2,043,149

(a)Amounts reported in this column represent the discretionary portion of annual bonuses paid in 2023 with respect to 2022 performance. For 2022 bonuses paid in 2023, Laurent C. Therivel deferred 15% into UScellular deferred compensation stock units.
(b)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Compensation-Stock Compensation ("FASB ASC 718"), this represents the aggregate grant date fair value. Assumptions made in the valuation of stock awards in this column are described in UScellular's financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2022.
The table below provides both the grant date fair value at target, and also at maximum, for the 2022 performance share unit awards using the April 4, 2022 grant date closing price of $31.42:

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Grant Date Value (100%)	$2,301,452	$703,462	$861,505	$637,260
Maximum Value (200%)	$4,602,904	$1,406,924	$1,723,010	$1,274,520
On November 15, 2022, Deirdre C. Drake, submitted her notice of retirement as an officer and employee of the Company effective January 2, 2023. Ms. Drake's resignation did not extend to her service on the Board of Directors, and Ms. Drake remains a nominee for election as director at this 2023 Annual Meeting. On November 28, 2022, the Company's LTICC approved the vesting in full of Ms. Drake's 2020 restricted stock unit (RSU) awards (20,118 units) and performance share unit (PSU) awards (21,685 units) on their April 6, 2023 originally scheduled vesting date, provided Ms. Drake continues to serve on the Board until such date.
(c)Represents the portion of the annual bonus paid in 2023 with respect to 2022 performance that represents non-equity incentive plan compensation.

(d)Includes the portion of interest that exceeded the amount calculated utilizing 120% of the AFR at the time the interest rate was set. Each of the NEOs currently participates in a supplemental executive retirement plan (SERP). In addition, column (d) includes interest on any deferred salary or bonus that exceeded that calculated utilizing 120% of the AFR, if any.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Excess Earnings
SERP	$29	$543	$3,906	$851
Deferred Salary or Bonus	$—	$—	$—	$—
Total Excess Earnings	$29	$543	$3,906	$851
(e)Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Perquisites:
Corporate automobile allowance, personal travel and health related expenses	$15,455	$14,730	$14,487	$14,219
Total Perquisites if $10,000 or more	$15,455	$14,730	$14,487	$14,219
Contributions to Benefit Plans
TDSP	$11,590	$11,590	$11,590	$11,590
TDS Pension Plan	$13,890	$13,890	$13,890	$13,890
SERP	$47,110	$34,113	$47,110	$34,598
Payment in respect of SERP Balance *	$—	$—	$—	$22,406
Total, including perquisites if $10,000 or more	$88,045	$74,323	$87,077	$96,703
* Reflects amounts payable to Ms. Drake in light of the forfeiture of her 10% of SERP balance at the time of her separation.
Column (e) includes the following in 2022: (1) the total of any perquisites and personal benefits that equal or exceed $10,000, summarized by type or any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of these benefits for each NEO and (2) contributions by UScellular for the benefit of the NEO under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP.
Footnotes:
(1) The amount reported for Mr. Therivel in the Bonus column for 2022 includes a $400,000 cash retention award paid on June 30, 2022 pursuant to the terms of the Therivel Letter Agreement.

Information Regarding Plan-Based Awards
The following table shows, as to the NEOs, certain information regarding plan-based awards in 2022.
2022 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)
					(a)	(b)	(c)
Laurent C. Therivel
Non-Equity Incentive Plan Awards (1):		$22,271	$636,328	$1,174,025
Stock Awards:
UScellular Deferred Compensation
2021 Stock Match Units for 2021 Bonus Paid in 2022 (2):	3/10/22							3,291	$96,821
Awards in Common Shares (3):
Restricted Stock Units:	4/04/22							73,248	$2,301,452
Performance Share Units:	4/04/22				36,624	73,248	146,496		$2,301,452
Douglas W. Chambers
Non-Equity Incentive Plan Awards (1):		$7,508	$214,500	$395,753
Awards in Common Shares (3):
Restricted Stock Units:	4/04/22							22,389	$703,462
Performance Share Units:	4/04/22				11,195	22,389	44,778		$703,462
Michael S. Irizarry
Non-Equity Incentive Plan Awards (1):		$12,102	$345,776	$637,957
Awards in Common Shares (3):
Restricted Stock Units:	4/04/22							27,419	$861,505
Performance Share Units:	4/04/22				13,710	27,419	54,838		$861,505
Deirdre C. Drake
Non-Equity Incentive Plan Awards (1):		$7,575	$216,423	$399,300
Awards in Common Shares (3):
Restricted Stock Units:	4/04/22							20,282	$637,260
Performance Share Units:	4/04/22				10,141	20,282	40,564		$637,260
Explanation of Columns:
(a) - (c)    The amounts shown under these columns reflect the number of UScellular Common Shares that may be earned by each UScellular officer as a result of the performance share units granted to such officer under the award. The actual number of UScellular Common Shares to be delivered to NEOs as a result of these performance share units will be determined by the performance of UScellular during the three-year performance period running January 1, 2022 through December 31, 2024, as measured against a single performance criteria selected by the Long-Term Incentive Compensation Committee.
Footnotes:
(1)Represents threshold, target and maximum payouts under the UScellular Officer Annual Incentive Plan.
(2)Represents the number of deferred compensation stock units in UScellular Common Shares awarded to such officer with respect to company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred Compensation" table, below, for information regarding deferred compensation stock units.
(3)These amounts represent UScellular restricted stock units and performance share units which were granted on April 4, 2022 and become vested on April 4, 2025, subject to the NEO's continuous employment until such date (and in the case of the performance share units, subject to satisfaction of the performance measures at the threshold or higher level). Ms. Drake forfeited her 2022 restricted stock units and performance share units upon her retirement in January 2023.

Information Regarding Outstanding Equity Awards at Year-End
The following table shows NEO outstanding equity awards at fiscal year-end.
2022 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laurent C. Therivel
Stock Unit Awards:
2022 RSUs (1)	4/4/22					73,248	$1,527,221
2021 RSUs (1)	4/5/21					61,141	$1,274,790
2020 RSUs (2)	7/1/20					72,510	$1,511,834
USM Bonus Match Units not vested (3)	3/10/22					2,535	$52,855
Performance Share Units:
2022 PSUs (1)	4/4/22							73,248	$1,527,221
2021 PSUs (1)	4/5/21							61,141	$1,274,790
2020 PSUs (4)	7/1/20							145,021	$3,023,688
Total		—	—			209,434	$4,366,700	279,410	$5,825,699
Douglas W. Chambers
Stock Unit Awards:
2022 RSUs (1)	4/4/22					22,389	$466,811
2021 RSUs (1)	4/5/21					16,374	$341,398
2020 RSUs (1)	4/6/20					13,325	$277,826
Performance Share Units:
2022 PSUs (1)	4/4/22							22,389	$466,811
2021 PSUs (1)	4/5/21							16,374	$341,398
2020 PSUs (1)	4/6/20					14,363	$299,469
Total		—	—			66,451	$1,385,504	38,763	$808,209
Michael S. Irizarry
Options:
2016 Options	4/1/16	18,683	—	$45.87	4/1/26
Stock Unit Awards:
2022 RSUs (1)	4/4/22					27,419	$571,686
2021 RSUs (1)	4/5/21					22,561	$470,397
2020 RSUs (1)	4/6/20					29,226	$609,362
Performance Share Units:
2022 PSUs (1)	4/4/22							27,419	$571,686
2021 PSUs (1)	4/5/21							22,561	$470,397
2020 PSUs (1)	4/6/20					31,503	$656,838
Total		18,683	—			110,709	$2,308,283	49,980	$1,042,083
Deirdre C. Drake
Stock Unit Awards:
2022 RSUs (5)	4/4/22					20,282	$422,880
2021 RSUs (5)	4/5/21					16,689	$347,966
2020 RSUs (5)	4/6/20					20,118	$419,460
Performance Share Units:
2022 PSUs (5)	4/4/22							20,282	$422,880
2021 PSUs (5)	4/5/21							16,689	$347,966
2020 PSUs (5)	4/6/20					21,685	$452,132
Total		—	—			78,774	$1,642,438	36,971	$770,846

Footnotes:
(1)These restricted stock units and performance share units will vest on the third anniversary of the grant date.
The 2021 and 2022 performance share units are subject to the achievement of threshold performance measures over a three-year period relating to Return on Capital. The number of shares included in the above table is the Target number of shares.
The 2020 performance share units have been adjusted for performance and are now time based.
(2)These restricted stock units, which were granted to Mr. Therivel in connection with his hire, become vested July 1, 2026.
(3)Represents deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. Represents the number of USM Common Shares underlying deferred compensation stock match units that have not vested. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of UScellular or an affiliate on such date. Accordingly, share units are scheduled to vest on each December 31, 2023 (1,438) and December 31, 2024 (1,097). Upon separation from the Company, any company match earned prior to 2023 is fully vested for employees who are retirement eligible under the Phantom Deferred Compensation Plan. As of December 31, 2022, Mr. Therivel was not retirement eligible under the terms of the Phantom Deferred Compensation Plan.
(4)These performance share units represent a performance-based equity award granted to Laurent C. Therivel on July 1, 2020 in connection with his hire by UScellular (the "Accomplishment Award"). The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vests if during any two calendar-year periods commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar year period. The Accomplishment Award is binary. The award does not vest if both performance conditions are not satisfied.
(5)On November 15, 2022, Deirdre C. Drake, submitted her notice of retirement as an officer and employee of the Company effective January 2, 2023. Ms. Drake's resignation did not extend to her service on the Board of Directors, and Ms. Drake remains a nominee for election as director at this 2023 Annual Meeting. On November 28, 2022, the Company's LTICC approved the vesting in full of Ms. Drake's 2020 restricted stock unit (RSU) awards (20,118 units) and performance share unit (PSU) awards (21,685 units) on their originally scheduled April 6, 2023 vesting date, provided Ms. Drake continues to serve on the Board until such date. Ms. Drake forfeited her 2021 and 2022 restricted stock unit awards and performance share unit awards upon her retirement. Prior to such forfeiture, these awards were scheduled to vest on the third anniversary of the grant date.

Information Regarding 2022 Option Exercises and Stock Vested
The following table shows NEO information regarding option exercises and stock vested in 2022.
2022 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Laurent C. Therivel
Stock Awards Vested (Date of Vesting):
USM Bonus Match Units (12/31/2022) (1)			1,438	$29,982
Total	—	—	1,438	$29,982
Douglas W. Chambers
Total	—	—	—	$—
Michael S. Irizarry
Stock Awards Vested (Date of Vesting):
2019 Restricted Stock Units (4/1/22)			17,045	$535,213
2019 Performance Share Units (4/1/22)			16,238	$509,873
Total	—	—	33,283	$1,045,086
Deirdre C. Drake
Stock Awards Vested (Date of Vesting):
2019 Restricted Stock Units (4/1/22)			11,711	$367,725
2019 Performance Share Units (4/1/22)			11,156	$350,298
Total	—	—	22,867	$718,023

Footnotes:
(1)Pursuant to the UScellular LTIP, the company match deferred compensation stock units relating to deferred bonus generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided the award recipient is an employee of UScellular on such date. The stock price used to calculate the value realized on vesting was the closing price of USM Common Shares of $20.85 on December 30, 2022, the last trading day of 2022.
Upon separation from the Company, the company match is non-forfeitable for employees who are retirement eligible under the Phantom Deferred Compensation Plan. Mr. Therivel does not qualify as retirement eligible under the Phantom Deferred Compensation Plan.

Information Regarding 2022 Nonqualified Deferred Compensation
The following table shows NEO information regarding nonqualified deferred compensation for the year ended December 31, 2022.
2022 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Laurent C. Therivel
SERP
Company contribution		$47,110
Total Interest			$170
Balance at year end					$53,490
Deferral of 2021 bonus paid in 2022 - 9,871 USM Shares (1)	$290,405
Company Match for 2021 bonus paid in 2022 - 3,291 USM Shares (1)		$96,821
Changes in value in 2022			$(167,365)
Accumulated Balance at Year End:
15,741 USM Vested Shares					$328,200
2,535 Unvested USM Shares					$52,855
Aggregate Total (2)	$290,405	$143,931	$(167,195)	—	$434,545
Douglas W. Chambers
SERP
Company contribution		$34,113
Total Interest			$3,226
Balance at year end					$155,004
Aggregate Total (2)	—	$34,113	$3,226	—	$155,004
Michael S. Irizarry
SERP
Company contribution		$47,110
Total Interest			$23,209
Balance at year end					$916,954
Aggregate Total (2)	—	$47,110	$23,209	—	$916,954
Deirdre C. Drake
SERP
Company contribution		$34,598
Total Interest			$5,055
Balance at year end					$224,057
Aggregate Total (2)	—	$34,598	$5,055	—	$224,057

Footnotes:
(1)Represent deferrals of salary and/or bonus, if any. Such amounts can be deferred into an interest account, or the bonus can also be deferred into a deferred compensation stock unit deferral arrangement.
(2)The following is a summary of the total deferred compensation balances, which include compensation reported in the Summary Compensation Table in 2022 and in years prior to 2022. The below amounts do not include previously reported deferred compensation that has been distributed. As discussed above, Ms. Drake forfeited the unvested portion of her SERP balance $22,406 upon her retirement in January 2023.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Deirdre C. Drake
Aggregate Deferred Balances 12/31/21 (includes amounts reported as compensation in years prior to 2021)	$167,404	$117,665	$846,635	$184,404
Net amount reported in above table for 2022 (includes amounts reported as compensation in 2022)	$267,141	$37,339	$70,319	$39,653
Aggregate Deferred Balances 12/31/22	$434,545	$155,004	$916,954	$224,057

Change in Control
The following summarizes the change in control provisions of the 2013 LTIP and 2022 LTIP:
Generally, a "change in control" is defined in the 2013 LTIP and 2022 LTIP ("LTIP Change in Control") as: (i) an acquisition by a person or entity of the then outstanding securities of UScellular (the "Outstanding Voting Securities") having sufficient voting power of all classes of capital stock of UScellular to elect at least 50% or more of the members of the Board of Directors or having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the Board of Directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of UScellular; or (iv) approval by the shareholders of UScellular of a plan of complete liquidation or dissolution of UScellular.
In the event of a LTIP Change in Control, the Board of Directors (as constituted prior to the LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP or 2022 LTIP as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the Board of Directors (as constituted prior to the LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the LTICC (or, with respect to awards granted under the 2022 LTIP, the Board of Directors as constituted prior to the LTIP Change In Control); and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to UScellular in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of UScellular in connection with the LTIP Change in Control, or the parent thereof, or a combination of cash and shares. Notwithstanding the above, if the awards are not assumed by the surviving or acquiring company in the LTIP Change in Control (including by reason of the surviving or acquiring company not being publicly traded), then a pro-rata portion of the award (based on the proportion of the vesting or performance period that has passed at the time of the LTIP Change in Control) will become vested or exercisable. Also, if the award is assumed but the award holder's employment is terminated within two years of the LTIP Change in Control by the Company without cause or by the award holder for good reason, then the award holder's outstanding awards will vest or become exercisable in their entirety.
Therivel and Irizarry Letter Agreements
Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, then, subject to his execution and non-revocation of a release of claims against UScellular and its affiliates in the case of the involuntary termination without cause (a “Release”), UScellular at that time will pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on December 1, 2023 ($885,000) and December 1, 2024 ($295,000)), with such amounts to be paid in a lump sum within thirty days following such termination or change in control. In addition, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, and subject to his execution and non-revocation of a Release, UScellular will pay him a lump sum severance amount equal to his then current annual base salary.
Pursuant to a letter agreement entered into on March 31, 2020, between UScellular and Mr. Irizarry, in the event of his involuntary separation by UScellular without cause prior to July 1, 2023, and subject to his execution and non-revocation of a Release, Mr. Irizarry is entitled to a lump sum payment in an amount equal to his then current annual base salary plus a prorated amount of his target bonus based on the number of months worked in the year in which the separation occurs.
Drake Retirement
As described above, in connection with her retirement and subject to her remaining employed through December 31, 2022, in November 2022 the Chair determined to increase Ms. Drake's bonus for 2022 by an amount equal to the amount she forfeited under the SERP ($22,406), with such amount to be paid at the same time the forfeited amount would have been paid under the SERP. In connection with her retirement, the title to Ms. Drake's corporate automobile was transferred to her ($26,289) and she was paid an additional amount to reimburse her for the taxes associated with such transfer ($3,480).
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a NEO, or a change in control or a change in the NEO's responsibilities. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the NEO would be enhanced or accelerated by the termination event or change in control.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 30, 2022, the last business day of 2022 and, if applicable, that the price per share of the UScellular Common Shares was $20.85, the closing market price as of December 30, 2022.

Additional payments may become due under the 2013 LTIP as a result of the acceleration of the vesting of stock options, performance share units, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability (ii) death, (iii) a change in control, and (iv) a qualified retirement.

2022 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
Laurent C. Therivel
Unvested Restricted Stock Unit Awards and USM Bonus Match Units for 209,434 Common Shares (1)(2)		$4,366,699		$4,366,699
Unvested Performance Shares for 134,389 Common Shares (1)(2)		$2,802,011		$2,802,011
Unvested Initial Performance Shares for 48,340 Common Shares (1)(2)		$1,007,896		$1,007,896
Payment of Cash Retention Awards (3)			$1,180,000	$1,180,000
One-Year of Current Salary as Severance (3)			$826,400	$826,400
Aggregate Totals	—	$8,176,606	$2,006,400	$10,183,006
Douglas W. Chambers
Unvested Restricted Stock Unit Awards for 52,088 Common Shares (1)		$1,086,035		$1,086,035
Unvested Performance Shares for 53,126 Common Shares (1)		$1,107,677		$1,107,677
Aggregate Totals	—	$2,193,712	—	$2,193,712
Michael S. Irizarry
Unvested Restricted Stock Unit Awards for 79,206 Common Shares (1)		$1,651,445		$1,651,445
Unvested Performance Shares for 81,483 Common Shares (1)		$1,698,921		$1,698,921
One-Year of Current Salary and Pro-rated Bonus as Severance (4)			$1,262,745	$1,262,745
Aggregate Totals	—	$3,350,366	$1,262,745	$4,613,111
Deirdre C. Drake
Unvested Restricted Stock Unit Awards for 57,089 Common Shares (1)		$1,190,306		$1,190,306
Unvested Performance Shares for 58,656 Common Shares (1)		$1,222,978		$1,222,978
Aggregate Totals	—	$2,413,284	—	$2,413,284
The amounts listed in the table above represent the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a triggering event took place on December 31, 2022 and that the price per share of the registrant's securities was $20.85, the closing market price of UScellular Common Shares as of December 30, 2022, the last business day of 2022.
Footnotes:
(1)Represents unvested restricted stock units, unvested performance share units and any unvested bonus match units.
(2)Pursuant to the Therivel Letter Agreement, in the event of a change in control of UScellular prior to April 1, 2027, the Chair shall recommend that one-third of the Initial Performance Shares vest and all of his other outstanding equity awards vest in full.
(3)Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment is terminated by UScellular involuntarily without cause or upon the occurrence of a change in control, UScellular at that time shall pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on December 1, 2023 ($885,000) and December 1, 2024 ($295,000)). Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment is terminated by UScellular involuntarily without cause prior to April 1, 2027, UScellular shall pay him a severance amount equal to his then current annual base salary.
(4)Pursuant to a letter agreement entered into on March 31, 2020, between UScellular and Mr. Irizarry related to his employment, Mr. Irizarry is entitled to an amount equal to his then current annual base salary plus a prorated amount of his target bonus for the number of months worked upon his involuntary separation by UScellular without cause prior to July 1, 2023. The above amount represents Mr. Irizarry's base salary as of year-end 2022 and his target bonus based on such salary.

CEO Pay Ratio
UScellular compared our President and CEO's annual total compensation in fiscal year 2022 to that of all other UScellular employees for the same period.
Our calculation includes all active employees as of December 31, 2022.
We determined the compensation of our median employee (the "Median Employee") by: calculating the annual salary/wages for each of our active employees as of December 31, 2022; ranking the annual salaries/wages of all employees, except for the President and CEO, from lowest to highest; and then identifying the median employee.

The annualized total compensation for fiscal year 2022 for our President and CEO was $6,908,886 and for the Median Employee was $92,916. The resulting ratio of our President and CEO’s pay to the pay of our Median Employee for fiscal year 2022 is 74.4 to 1.
2022 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for Therivel (2)	Compensation Actually Paid to Therivel (3)	Summary Compensation Table Total for Meyers (2)	Compensation Actually Paid to Meyers (3)	Average Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income	ROC (6)
							Total Shareholder Return	Peer Group Total Shareholder Return (5)
	($)	($)	($)	($)	($)	($)	($)	($)	($)	(%)
2022	$6,908,886	$(2,341,165)	N/A	N/A	$2,521,829	$845,152	$58.00	$81.00	$34,766,807	1.5%
2021	$6,438,260	$10,105,410	N/A	N/A	$2,461,077	$2,394,782	$87.00	$86.00	$159,773,095	4.3%
2020	$9,234,730	$4,710,075	$8,663,596	$6,204,143	$2,416,338	$2,001,881	$85.00	$94.00	$233,135,149	5.1%
(1)The Principal Executive Officer ("PEO") and NEOs for the applicable years were as follows:
2022 and 2021: Laurent C. Therivel served as the Company's PEO for the entirety of 2022 and the company's other NEOs were: Douglas W. Chambers, Michael S. Irizarry; and Deirdre C. Drake.
2020: Laurent C. Therivel assumed the role of PEO on July 1, 2020 and Kenneth R. Meyers, served as the PEO during 2020 through June 30, 2020. The Company's other NEOs for 2020 were: Douglas W. Chambers; Jay M. Ellison; Michael S. Irizarry; and Deirdre C. Drake.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Messrs. Therivel and Meyers, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such years.
(3)To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Therivel and Meyers and for the average of the other NEOs is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of the component companies of the Dow Jones U.S. Telecommunications Index.
(6)The LTICC selected Return on Capital as our Company selected metric, which is calculated as earnings before interest, adjusted for income tax impacts, divided by the sum of total debt, right of use lease liabilities, and total equity. This metric is the sole metric used to measure performance under the PSU awards.
Compensation Actually Paid Adjustments (a)

Year	Summary Compensation Table Total	(Minus) Grant Date Fair Value of Awards Granted in Fiscal Year	Plus Fiscal Year-End Fair Value of Outstanding and Unvested Awards Granted in Fiscal Year	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Fiscal Year	Plus Vesting Date Fair Value of Awards Granted and Vested During Fiscal Year	Plus/(Minus) Change in Fair Value of Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	Equals Compensation Actually Paid
Laurent C. Therivel
2022	$6,908,886	$(4,699,725)	$2,386,970	$(6,960,168)	$22,872	—	$(2,341,165)
2021	$6,438,260	$(4,638,653)	$3,663,810	$4,631,245	$10,748	—	$10,105,410
2020	$9,234,730	$(6,749,987)	$2,225,332	$—	$—	—	$4,710,075
Kenneth R. Meyers
2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2020	$8,663,596	$(6,972,071)	—	—	$6,228,981	$(1,716,363)	$6,204,143
Other NEO's (Average)
2022	$2,521,829	$(1,468,151)	$746,755	$(953,035)	—	$(2,246)	$845,152
2021	$2,461,077	$(1,397,275)	$1,104,556	$51,562	—	$174,862	$2,394,782
2020	$2,416,338	$(1,357,995)	$1,496,206	$(313,329)	—	$(239,339)	$2,001,881
(a)The assumptions used to calculate compensation actually paid are consistent with the methodology used for financial reporting purposes.

The following graphs illustrates the relationship between pay and performance, as calculated per the SEC disclosure rules.

Compensation Actually Paid versus Net Income
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$(2,000,000)
$(4,000,000)
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
2020
2021
2022
Compensation Actually Paid to PEO (Therivel)
Compensation Actually Paid to PEO (Meyers)
Compensation Average Actually Paid to Non-PEO Named Executive Officers
Net Income

The following is a list of financial performance measures, which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2022. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2022 executive compensation program, including the Officer Annual Incentive Plan and the 2022 performance share units.
•Return on Capital
•Consolidated Total Service Revenues
•Consolidated Operating Cash Flow
•Consolidated Capital Expenditures

Long-Term Incentive Compensation Committee
The principal functions of the LTICC are to discharge the Board of Directors' responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of UScellular; to perform all functions designated to be performed by a committee of the Board of Directors under UScellular's LTIP; to review and recommend to the Board of Directors the LTIPs for employees of UScellular (including changes thereto); and to report on long-term equity-based compensation in UScellular's annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The charter for the LTICC provides that the committee will interpret and administer UScellular's LTIP, including selecting employees who will be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.
Under its charter, the LTICC may delegate some or all of its responsibilities and duties with respect to UScellular's LTIP to the Chair of UScellular or any executive officer of UScellular as the committee deems appropriate, to the extent permitted by law, applicable listing standards and the applicable LTIP, but not regarding any award to officers of UScellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The LTICC has not delegated any authority with respect to the officers identified in the Summary Compensation Table or any other executive officers identified in this 2023 Proxy Statement. The LTICC has delegated authority to the Chair and the President and CEO of UScellular only with respect to persons who are not executive officers.
The Chair, the President and CEO and/or the LTICC may rely on the services of UScellular's compensation and employee benefits consultant, Willis Towers Watson.
Compensation Consultant
Willis Towers Watson is UScellular's compensation consultant and is engaged by UScellular management. Although Willis Towers Watson is engaged by UScellular management, it also assists the LTICC with respect to long-term equity-based compensation, and the Chair, who in effect functions as the compensation committee for executive compensation other than long-term equity-based compensation.
Willis Towers Watson provides external market compensation data to UScellular from its executive compensation survey database and, as requested, provides recommendations on the type and amount of compensation to be granted to officers and other award recipients. Willis Towers Watson generally does not provide other services to UScellular, except as may be requested from time to time with respect to specific matters. Willis Towers Watson did not provide any meaningful amount of other services to UScellular in 2022.
Willis Towers Watson also provides compensation consulting and other services to UScellular's parent company, TDS, which are described in the TDS proxy statement.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, the Chair and LTICC of UScellular considered if the work of Willis Towers Watson raised any conflict of interest. Based on their review, it was determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
As indicated under "Compensation Consultant," UScellular management retained Willis Towers Watson to advise on compensation matters. Neither the UScellular LTICC nor the Chair retained any compensation consultant but the LTICC and Chair did receive advice from Willis Towers Watson.
Willis Towers Watson does not provide any advice as to director compensation.

Risks from Compensation Policies and Practices
Based on its assessment in 2022, UScellular does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or that any portion of its compensation policies and practices encourage excessive risk taking. UScellular's compensation policies and practices have been developed over time with the assistance of Willis Towers Watson.
UScellular believes that its compensation program does not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•A portion of compensation is fixed salary, discouraging any risk taking.
•Bonuses are not derived from a single performance measure which discourages risk taking. Individual and company performance components are utilized.
•Half of target long-term incentive compensation is awarded in restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Half of target long-term incentive compensation is awarded in performance share units.
•We historically granted stock options with a ten-year exercise period, which discourages short-term risk taking.
UScellular believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, UScellular believes that its risks are similar to those at other publicly traded companies. As a wireless company, it also faces risks similar to other companies in the industry.
Another factor anticipated to discourage excessive risk taking is that, depending on the facts and circumstances, UScellular may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation of Directors
The following table shows, as to directors who are not executive officers of UScellular or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2022.
2022 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Total
(a)	(b)	(c)
Walter C. D. Carlson	$90,500	$100,021	$190,521
J. Samuel Crowley (d)	$138,750	$100,021	$238,771
Ronald E. Daly	$39,745	$100,021	$139,766
Harry J. Harczak, Jr.	$117,250	$100,021	$217,271
Esteban C. Iriarte (e)	$66,505	$—	$66,505
Gregory P. Josefowicz	$141,750	$100,021	$241,771
Cecelia D. Stewart	$134,750	$100,021	$234,771

(a)Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from UScellular as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors' fees.
In 2022, LeRoy T. Carlson, Jr., and Vicki L. Villacrez did not receive any compensation directly from UScellular and instead were compensated by TDS and/or one of its subsidiaries in connection with their services as an officer of TDS. A portion of LeRoy T. Carlson, Jr.'s and Vicki L. Villacrez' compensation expense incurred by TDS for 2022 was allocated to UScellular by TDS, along with other expenses of TDS. The allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table. However, for purposes of disclosure, approximately 68% of the compensation expense incurred by TDS in 2022 with respect to such two persons was included by TDS in the total allocation of cost to UScellular for 2022. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. and Vicki L. Villacrez is included in TDS' 2023 proxy statement since each is a NEO of TDS.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2022, including annual retainer fees, committee and/or chairperson fees, and meeting fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards. Pursuant to the terms of the Compensation Plan for Non-Employee Directors, as amended (see "Narrative Disclosure to Director Compensation Table" below), each non-employee director was entitled to receive an annual stock award having a value of $100,000 rounded to the closest whole share. Based on the closing price of $27.15 of a UScellular Common Share on March 1, 2022, the first trading day in March 2022, a total of 3,684 shares were issued to each of the above directors.
(d)Mr. Crowley resigned from the Board of Directors effective December 31, 2022. Effective January 3, 2023, UScellular entered into a consulting agreement with Mr. Crowley, the term of which extends through the date of the annual meeting on May 16, 2023 to ensure a smooth transition of the Audit Committee leadership. The agreement provides for the payment of $100,000 to Mr. Crowley for his services as a consultant from January 3, 2023 to May 16, 2023.
(e)Mr. Iriarte was elected to the Board of Directors effective May 18, 2022.
Narrative Disclosure to Director Compensation Table
Non-employee directors of UScellular participate in a compensation plan for non-employee directors (the "Non-Employee Directors' Plan"). A non-employee director is a director who is not an employee of UScellular, TDS, TDS Telecom or any other subsidiary of TDS. The purpose of the Non-Employee Directors' Plan is to provide appropriate compensation in connection with the service of non-employee directors to UScellular and to ensure that qualified persons serve as non-employee members of our Board of Directors. The following describes the plan.
Non-employee directors received an annual director's retainer fee of $80,000 paid in cash and an annual stock award of $100,000 paid in UScellular Common Shares.
The annual stock award is distributed in March on or prior to March 15 of each year, for services performed during the 12 month period that commenced on March 1 of the immediately preceding calendar year and ended on the last day of February of the calendar year of payment. The number of shares is determined on the basis of the closing price of UScellular Common Shares for the first trading day in March of the calendar year of payment.
The Audit Committee Chairperson receives an annual committee retainer fee of $22,000, while all other Audit committee members receive an annual committee retainer fee of $11,000.

The LTICC Committee Chairperson receives an annual committee retainer fee of $14,000, while all other LTICC committee members receive an annual committee retainer fee of $7,000.
Non-employee directors also receive a meeting fee of $1,750 for each board or committee meeting attended.
Under the Non-Employee Directors' Plan, annual retainers are paid quarterly in cash along with any board or committee meetings fees for meetings that occurred in the same quarter.
Directors have the authority without further shareholder approval to amend the Non-Employee Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.
Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to UScellular's travel and expense reimbursement policy.
None of the non-employee directors had stock awards or stock option awards outstanding at December 31, 2022.

See Proposal 3 for proposed changes to the Director compensation program, which if approved by shareholders at the 2023 Annual Meeting, will become effective as of the date of such approval.

Compensation Committee Interlocks and Insider Participation

LeRoy T. Carlson, Jr. is a member of the Board of Directors of TDS and UScellular. He is also the Chair of UScellular and, as such, functions as the compensation committee of UScellular with respect to compensation other than long-term equity-based compensation. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, as discussed above, a portion of Mr. Carlson's compensation paid by TDS is allocated to UScellular as part of the allocation of cost under the Intercompany Agreement described below. The President and CEO of UScellular also participates in executive compensation decisions for UScellular, other than with respect to the compensation of the President and CEO of UScellular.
Long-term equity-based compensation for executive officers is approved by our LTICC, which currently consists of Gregory P. Josefowicz (Chairperson), Esteban C. Iriarte, Cecelia D. Stewart. Our LTICC is comprised of members of our Board of Directors who are independent, as discussed above. None of such persons was, during 2022, an officer or employee of UScellular or its affiliates, was formerly an officer of UScellular or its affiliates or had any relationship requiring disclosure by UScellular under any paragraph of Item 404 of SEC Regulation S-K.
LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of UScellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls UScellular. See "Security Ownership of Certain Beneficial Owners and Management" below.
Walter C. D. Carlson is a director and non-executive Chair of the Board of TDS and a director of UScellular.
In addition, the following persons had the following relationships at TDS and UScellular during all or part of 2022:
Laurent C. Therivel is a director of TDS and is also a director and President and Chief Executive Officer of UScellular and is compensated by UScellular. Douglas W. Chambers is the Executive Vice President, Chief Financial Officer and Treasurer of UScellular and is compensated by UScellular. Michael S. Irizarry is a director and Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular and he is compensated by UScellular. Deirdre C. Drake is a director and was the Executive Vice President and Chief People Officer and Head of Communications of UScellular in 2022 but upon her retirement is no longer compensated by UScellular, except for board compensation.
LeRoy T. Carlson, Jr. and Vicki L. Villacrez are UScellular directors and did not receive any compensation directly from UScellular in their capacities as directors and/or executive officers of UScellular in 2022. Such persons were compensated by TDS in connection with their services as officers of TDS. A portion of such persons' compensation expense incurred by TDS was allocated to UScellular by TDS, along with other expenses of TDS. This allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such two persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the cost allocation to other accounts such as compensation expense. However, for purposes of disclosure, approximately 68% of the compensation expense incurred by TDS was included in the total allocation of cost to UScellular for 2022. Information with respect to TDS compensation for James W. Butman, LeRoy T. Carlson, Jr. and Vicki L. Villacrez is included in TDS' proxy statement related to its 2023 annual meeting. The compensation for James W. Butman was not allocated to UScellular.

Other Relationships and Related Transactions
UScellular has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of UScellular's outstanding capital stock and were not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between UScellular and TDS and the amounts paid by UScellular to TDS in 2022 are summarized below.
Exchange Agreement
UScellular and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.
Common Share Purchase Rights; Potential Dilution. The Exchange Agreement granted TDS the right to purchase additional Common Shares of UScellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS' proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to UScellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.
If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our Board of Directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.
Funding of License Costs. Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through 2022, TDS has funded approximately $67 million in license costs. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.
RSA Rights. Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.
Right of Negotiation. If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.
Corporate Opportunity Arrangements. Our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of UScellular. In general, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our Restated Certificate of Incorporation, as amended, allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States. The foregoing provisions are also included in the Exchange Agreement.
Tax Allocation Agreement
UScellular has entered into a Tax Allocation Agreement with TDS under which UScellular has agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including UScellular and its subsidiaries. UScellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of UScellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of UScellular, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, UScellular received net refunds of $118 million from TDS for federal income taxes in 2022.
If UScellular ceases to be a member of the TDS affiliated group, and for a subsequent year UScellular and its subsidiaries are required to pay a greater amount of Federal income tax than it would have paid if it had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after UScellular leaves the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 UScellular Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of UScellular if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.
Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and UScellular and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, UScellular made net payments of $2 million to TDS for such taxes in 2022.
Cash Management Agreement
We deposit our excess cash with TDS for investment under TDS' cash management program pursuant to the terms of a cash management and investment services agreement. Such deposits are available to us on demand and earn daily investment earnings based on our invested balance. Funds are invested in investments with the objective to preserve capital, provide adequate liquidity and earn a competitive rate of return.
Intercompany Agreement
In order to provide for certain transactions and relationships between the parties, UScellular and TDS have entered into an Intercompany Agreement, providing among other things, as follows:
Services, Equipment and Materials. UScellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Additionally, we purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS subsidiaries. Payments by us to TDS, and TDS affiliates, for such services, and such materials and equipment, totaled $86 million in 2022.
Accountants and Legal Counsel. We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of UScellular and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

Indemnification. We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS' gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.
Disposal of Company Securities. TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.
Transfer of Assets. Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.
Registration Rights Agreement; Other Sales of Common Shares
Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by UScellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.
There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.
We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.
Insurance Cost Sharing Agreement
Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by UScellular to TDS under the Insurance Cost Sharing Agreement totaled $10 million in 2022.
Employee Benefit Plans Agreement
Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by UScellular to TDS under the Employee Benefit Plans Agreement were less than $1 million in 2022.

Certain Relationships and Related Transactions
In addition to the foregoing, UScellular may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom and subsidiaries included in TDS' Non-Reportable Segment, including Hosted and Managed Services ("HMS") and Suttle-Straus, Inc. ("Suttle-Straus"), which provides printing and distribution services. The following describes certain relationships and related transactions between such TDS subsidiaries and UScellular since the beginning of 2022:
Sidley Austin LLP is the principal law firm of UScellular, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the voting trust that controls TDS, which controls UScellular, is the non-executive Chair of the Board and member of the Board of Directors of TDS and a director of UScellular and is Senior Counsel at Sidley Austin LLP; and John P. Kelsh, the General Counsel and an Assistant Secretary of TDS and UScellular and certain other subsidiaries of TDS is a partner of Sidley Austin LLP. Walter C. D. Carlson does not provide legal services to UScellular, TDS or their subsidiaries. UScellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $5 million, $7 million, and $9 million in 2022, 2021 and 2020, respectively.
During 2022, Anthony Carlson, son of LeRoy T. Carlson, Jr., was employed as a Senior Director Growth Marketing Strategy and Execution at UScellular at an annual base salary of $203,300 and customary benefits. Anthony Carlson was granted 1,780 Restricted Stock Units and 1,780 Performance Share Units on April 4, 2022 that will vest on April 4, 2025, and he received a 2022 bonus in the amount of $57,731.
The Audit Committee of the Board of Directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the Board of Directors authorizes another committee to review specific related person transactions.
Other than as described above, UScellular has no related person policies or procedures relating to (i) the types of transactions that are covered by such policies or procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the Board of Directors or otherwise who are responsible for applying such policies and procedures, and UScellular does not maintain any written document evidencing such policies and procedures.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2022 regarding UScellular Common Shares that may be issued under equity compensation plans currently maintained by UScellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,680,678	$42.41	10,756,460
Equity compensation plans not approved by security holders	—	—	—
TOTAL	3,680,678	$42.41	10,756,460

(a) Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share units, and vested and unvested deferred compensation stock units.
(b) Only options were used in computing the weighted-average exercise price.
Footnotes:
(1)This includes the following plans that have been approved by UScellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	—	62,246	62,246
2005 LTIP	15,909	—	15,909
2013 LTIP	3,601,281	3,757,702	7,358,983
2022 LTIP	63,488	6,936,512	7,000,000
TOTAL	3,680,678	10,756,460	14,437,138
The above is based on information as of December 31, 2022 and does not reflect any changes or additions after that date.
See Note 17—Stock-Based Compensation, in the notes to the consolidated financial statements in UScellular's Annual Report on Form 10-K for the year ended December 31, 2022, for additional information related to equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
UScellular
On March 1, 2023, there were outstanding 51,706,175 Common Shares, par value $1.00 per share (excluding 3,362,044 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 84,712,052 shares of common stock. As of March 1, 2023, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 381,764,945 votes, as of March 1, 2023.
Security Ownership of UScellular by Certain Beneficial Owners
The following table sets forth, as of March 1, 2023, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	73.1%	44.6%	9.9%
	Series A Common Shares(3)	33,005,877	100.0%	39.0%	86.5%
	Total	70,788,703	N/A	83.6%	96.4%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2)Represents voting power in matters other than the election of directors.
(3)The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised UScellular that it has no present intention of converting its Series A Common Shares.
Security Ownership of UScellular by Directors and Management
The table includes the number of shares which Directors or NEOs have the right to acquire or that become vested within 60 days of March 1, 2023, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.
The ownership is as of March 1, 2023 or the latest practicable date.

Name of Individual or Number of Persons in Group	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
James W. Butman	Common Shares	—	—	—	—
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
Walter C. D. Carlson	Common Shares	39,274	*	*	*
Douglas W. Chambers (3)(4)(5)	Common Shares	32,446	*	*	*
Deirdre C. Drake (3)(4)(5)	Common Shares	42,497	*	*	*
Harry J. Harczak, Jr.	Common Shares	22,066	*	*	*
Esteban C. Iriarte	Common Shares	3,385	*	*	*
Michael S. Irizarry (3)(4)(5)	Common Shares	79,412	*	*	*
Gregory P. Josefowicz	Common Shares	23,272	*	*	*
Kevin R. Lowell (3)(4)(5)	Common Shares	25,220	*	*	*
Cecelia D. Stewart	Common Shares	27,321	*	*	*
Laurent C. Therivel (3)(4)(5)	Common Shares	15,741	*	*	*
Vicki L. Villacrez	Common Shares	—	—	—	—
Xavier D. Williams	Common Shares	694	*	*	*
All directors and executive officers as a group (14 persons)(5)	Common Shares	311,328	*	*	*

* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)Includes the following number of Common Shares that may be acquired pursuant to stock options which are currently vested or will vest within 60 days after March 1, 2023: Laurent C. Therivel, -0- Common Shares; Douglas W. Chambers, -0- Common Shares; Deirdre C. Drake, -0- Common Shares; Michael S. Irizarry, 18,683 Common Shares; and Kevin R. Lowell, -0- Common Shares.
Includes the following number of Restricted Stock Units that are vesting within 60 days after March 1, 2023: Laurent C. Therivel, -0- Common Shares; Douglas W. Chambers, 13,325 Common Shares; Deirdre C. Drake, 20,118 Common Shares; Michael S. Irizarry, 29,226 Common Shares; and Kevin R. Lowell, 12,137 Common Shares.

(4)Includes the following number of Performance Share Units that are vesting within 60 days after March 1, 2023: Laurent C. Therivel, -0- Common Shares; Douglas W. Chambers, 14,363 Common Shares; Deirdre C. Drake, 21,685 Common Shares; Michael S. Irizarry, 31,503 Common Shares; and Kevin R. Lowell, 13,083 Common Shares.
(5)Includes 18,683 options Common Shares, 74,806 Restricted Stock Units and 80,634 Performance Share Units that are subject to vesting within 60 days after March 1, 2023 by all directors, and executive officers as a group. Includes the following number of Common Shares underlying vested deferred compensation stock units: Laurent C. Therivel, 15,741 Common Shares; Douglas W. Chambers, -0- Common Shares; Deirdre C. Drake, -0- Common Shares; Michael S. Irizarry, -0- Common Shares; and all directors and executive officers as a group, 15,741 Common Shares; and Kevin R. Lowell, -0- Common Shares.
TDS
Several of our officers and directors also indirectly hold ownership interests in UScellular by virtue of their ownership of the capital stock of TDS.
Description of TDS Securities
On March 1, 2023, TDS had outstanding and entitled to vote 105,353,353 Common Shares, par value $.01 per share ("TDS Common Shares") (excluding 20,327,514 TDS Common Shares held by TDS), and 7,411,297 Series A Common Shares, par value $.01 per share ("TDS Series A Common Shares") (collectively representing a total of 112,764,650 shares of common stock).
In matters other than the election of directors, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats. The total voting power of the TDS Series A Common Shares was 74,112,970 votes at March 1, 2023 with respect to matters other than the election of directors. The total voting power of the TDS Common Shares was 56,561,476 votes at March 1, 2023 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 130,674,446 votes at March 1, 2023 with respect to matters other than the election of directors.
Beneficial Ownership of TDS by Directors and Executive Officers of UScellular
The following table sets forth as of March 1, 2023, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director of UScellular, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of UScellular as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group. For purposes of the following tables, includes the number of shares which directors or executive officers have the right to acquire or that become vested within 60 days of March 1, 2023, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	TDS Common Shares	6,204,253	5.9%	5.5%	2.5%
	TDS Series A Common Shares	7,091,494	95.7%	6.3%	54.3%
James W. Butman (6)	TDS Common Shares	293,295	*	*	*
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,402,447	1.3%	1.2%	*
	TDS Series A Common Shares	23,467	*	*	*
Walter C. D. Carlson(4)(5)	TDS Common Shares	85,682	*	*	*
	TDS Series A Common Shares	1,382	*	*	*
Douglas W. Chambers (6)	TDS Common Shares	53,474	*	*	*
Deirdre C. Drake (6)	TDS Common Shares	—	*	*	*
Harry J. Harczak, Jr.	TDS Common Shares	—	*	*	*
Esteban C. Iriarte	TDS Common Shares	—	*	*	*
Michael S. Irizarry	TDS Common Shares	—	*	*	*
Gregory P. Josefowicz	TDS Common Shares	—	*	*	*
Kevin R. Lowell (6)	TDS Common Shares	—	*	*	*
Cecelia D. Stewart	TDS Common Shares	—	*	*	*
Laurent C. Therivel (6)	TDS Common Shares	—	*	*	*
Vicki L. Villacrez (6)	TDS Common Shares	75,135	*	*	*
Xavier D. Williams	TDS Common Shares	—	*	*	*
All directors and executive officers as a group (14 persons)(6)	TDS Common Shares	8,114,286	7.6%	7.1%	3.3%
	TDS Series A Common Shares	7,116,343	96.0%	6.3%	54.5%
* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.
(4)Does not include TDS Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,759,584) and Walter C. D. Carlson (1,997,602).
Includes TDS Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (396,222).
(5)Does not include TDS Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,918,692) and Walter C. D. Carlson (2,329,157).
Includes TDS Series A Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (23,467).
(6)Includes the following number of TDS Common Shares that may be acquired pursuant to stock options and/or restricted stock units which are currently vested or will vest within 60 days after March 1, 2023: James W. Butman 205,917 shares, LeRoy T. Carlson, Jr., 792,544 shares; Douglas W. Chambers, 46,071 shares, Vicki L. Villacrez, 59,537 shares; and all directors and executive officers as a group, 1,104,069 shares. Includes the following number of TDS Common Shares underlying vested deferred compensation stock units: James W. Butman -0- shares; LeRoy T. Carlson, Jr., 65,872 shares; Douglas W. Chambers, -0- ; Vicki L. Villacrez, -0- shares; and all directors and executive officers as a group, 65,872 shares.

Security Ownership by Certain Beneficial Owners
In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of March 1, 2023, or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2022 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and March 1, 2023.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	Common Shares	17,272,593	16.4%	15.3%	7.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	Common Shares	12,180,798	11.6%	10.8%	5.0%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309 (5)	Common Shares	7,048,746	6.7%	6.3%	2.9%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(6)	Common Shares	6,850,012	6.5%	6.1%	2.8%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 15) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 17,050,368 Common Shares, and sole investment authority with respect to an aggregate of 17,272,593 Common Shares.
(4)Based on the most recent Schedule 13G (Amendment No. 10) filed with the SEC, The Vanguard Group reports shared voting power with respect to 122,297 Common Shares, sole investment authority with respect to 11,961,851 Common Shares, and shared investment authority with respect to 218,947 Common Shares.
(5)Based on the most recent Schedule 13G filed with the SEC, Invesco Ltd. reports sole voting authority with respect to an aggregate of 7,004,561 Common Shares, and sole investment authority with respect to 7,048,746 Common Shares.
(6)Based on the most recent Schedule 13G (Amendment No. 6) filed with the SEC, Dimensional Fund Advisors LP reports sole voting authority with respect to an aggregate of 6,733,746 Common Shares, and sole investment authority with respect to an aggregate of 6,850,012 Common Shares.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2024 ANNUAL MEETING
We expect to hold the 2024 annual meeting on or around May 21, 2024, at a time and location to be announced later. The Board may change this date in its discretion.
Pursuant to SEC Rule 14a-8, proposals of shareholders intended to be included in UScellular's proxy statement and form of proxy relating to the 2024 Annual Meeting must be received by UScellular's Corporate Secretary at UScellular's principal executive offices not later than December 6, 2023.
In addition, pursuant to UScellular's bylaws, proposals by shareholders intended to be presented at the 2024 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by UScellular at its principal executive offices not earlier than December 6, 2023 and not later than January 5, 2024 for consideration at the 2023 Annual Meeting and must otherwise comply with the procedures set for in UScellular's Bylaws.

Pursuant to UScellular’s Bylaws, nominations by a shareholder for election to the UScellular Board of Directors, must be received by UScellular’s Corporate Secretary at UScellular’s principal executive offices not earlier than December 6, 2023 and not later than the close of business on January 5, 2024 for consideration at the 2024 Annual Meeting and must otherwise comply with the procedures set forth in UScellular’s Bylaws.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than UScellular’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.

OTHER MATTERS

The Board of Directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by UScellular by the date specified by the advance notice provision in UScellular's Bylaws. The proxy solicited by the Board of Directors for the 2023 Annual Meeting confers discretionary authority to the proxies named herein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in additional to the foregoing proposals, the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the named proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES
Proxies are being solicited by your Board of Directors and its agents, and the cost of solicitation will be paid by UScellular. Officers, directors and regular employees of UScellular, acting on behalf of the UScellular Board of Directors, may also solicit proxies by mail, email, advertisement, telephone, press release, employee communication, postings on UScellular's Internet website and Intranet website or in person. We will not pay such person's additional compensation for their proxy solicitation efforts. UScellular will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. UScellular's parent, TDS, has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. to TDS for proxy solicitation in connection with an uncontested annual meeting is $15,000 plus reimbursement of out-of-pocket expenses.

FINANCIAL AND OTHER INFORMATION
We will furnish you or any shareholder as of the record date without charge a copy of our Form 10-K Annual Report for the year ended December 31, 2022, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, Attention: Investor Relations, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, UScellular delivers only one copy of an annual report to shareholders, proxy statement or notice of Internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), UScellular shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2023 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Vice President—Corporate Secretary

All shareholders are urged to sign, date and mail their proxy card promptly or vote on the Internet in accordance with the instructions set forth on the proxy card

EXHIBIT A
UNITED STATES CELLULAR CORPORATION
Compensation Plan for Non-Employee Directors
Dated March 24, 2023
Recitals
The Board of Directors and shareholders of United States Cellular Corporation (the “Company”) previously adopted a Restated Compensation Plan for Non-Employee Directors, dated as of March 25, 2013, which was subsequently amended on August 15, 2017 (as amended, the “2017 Amended and Restated Plan”).
On March 24, 2023, the Board of Directors of the Company approved a new compensation plan for non-employee directors (the “2023 Director Plan”) to replace the 2017 Amended and Restated Plan, subject to shareholder approval.
The purpose of the 2023 Director Plan is to provide appropriate compensation to non-employee directors for their service to the Company and to ensure that qualified persons serve as non-employee members of the Board of Directors.
The 2023 Director Plan was approved pursuant to the authority granted in Section 2.20 of Article II of the Company’s By-Laws, which provides that the Board of Directors shall have authority to establish reasonable compensation of directors, including reimbursement of expenses incurred in attending meetings of the Board of Directors.
The 2023 Director Plan shall be submitted for approval by shareholders of the Company at the 2023 Annual Meeting of Shareholders on May 16, 2023.
Effectiveness of 2023 Director Plan
If the 2023 Director Plan is approved by shareholders of the Company, it shall become effective as of the date of such approval.
Board Service
Each director of the Company who is not an employee of the Company, Telephone and Data Systems, Inc. (“TDS”), TDS Telecommunications Corporation or any other subsidiary of TDS (“non-employee director”) will receive:
1.An annual director’s retainer fee of $90,000, paid in cash.
2.An annual award of $120,000 paid in the form of the Company’s Common Shares, which shall be distributed within fifteen (15) days after the date of the annual meeting of shareholders each year, for services performed during the 12 month period immediately preceding the date of such annual meeting of shareholders. The number of shares shall be determined on the basis of the closing price of the Company’s Common Shares, as reported in the New York Stock Exchange Composite Transaction section of the Wall Street Journal, on the date of such annual meeting of shareholders. (A non-employee director who is not a citizen of the United States may, at his or her election, receive such award in the form of cash.)
3.A director’s meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Board of Directors, paid in cash.
Audit Committee Service
Each non-employee director who serves on the Audit Committee, other than the Chairperson of such committee, will receive an annual committee retainer fee of $11,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Audit Committee. The Audit Committee Chairperson will receive an annual committee retainer fee of $22,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meetings.
Long-Term Incentive Compensation Committee Service
Each non-employee director who serves on the Long-Term Incentive Compensation Committee (the “Compensation Committee”), other than the Chairperson of such committee, will receive an annual committee retainer fee of $7,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Compensation Committee. The Compensation Committee Chairperson will receive an annual committee retainer fee of $14,000, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meetings.

Other Meetings or Activities of Non-Employee Directors
The Board of Directors may also authorize the payment of fees and reimbursement of reasonable expenses incurred in connection with other meetings (such as meetings of the independent directors) or activities of the non-employee directors.
Miscellaneous
Under the 2023 Director Plan, annual retainers will be paid in cash on a quarterly basis, as of the last day of each calendar quarter, and will compensate the non-employee director for services performed during such calendar quarter.
Cash retainer fees for meetings of the board, all committee meetings and other meetings and activities will be paid on a quarterly basis, as of the last day of each calendar quarter, and will compensate the non-employee director for meetings and activities attended during such calendar quarter.
Non-employee directors shall timely submit for reimbursement their reasonable expenses incurred in connection with meeting attendance or other activities, and the Company shall reimburse such expenses within two weeks after submission.
The directors of the Company shall have the authority without further shareholder approval to amend this 2023 Director Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares from time to time, provided that the total number of Common Shares issued under the 2023 Director Plan shall not exceed the number approved by shareholders of the Company.
Subject to approval by shareholders of the Company, the total number of Common Shares that may be issued under the 2023 Director Plan shall not exceed 500,000 Common Shares.
Subject to shareholder approval and effectiveness of the 2023 Director Plan, pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual, the authorization to issue Common Shares under the 2023 Director Plan shall expire ten years after the date of such shareholder approval, unless reapproved by shareholders. If for any reason shares cannot be issued under this plan pursuant to the requirements of the New York Stock Exchange or otherwise, the value of such shares that cannot be issued shall be paid in the form of cash.

uscellular™ VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 15, 2023 at 11:59 p.m., Central Time. Internet voting for shares underlying units held in your 401(k) Plan must be received by 1:00 a.m., Central Time on May 12, 2023.

Online

Go to **www.investorvote.com/USM** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/USM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR its nominees in Proposal 1, FOR Proposals 2, 3, and 4, and for 1 YEAR on Proposal 5.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - H. J. Harczak, Jr.	☐	☐	02 - G. P. Josefowicz	☐	☐	03 - C. D. Stewart	☐	☐
04 - X. D. Williams	☐	☐						

	For	Against	Abstain
2. Ratify accountants for 2023	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

	For	Against	Abstain
3. Compensation Plan for Non-Employee Directors	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
5. Advisory vote on the frequency of holding an advisory vote on executive compensation	☐	☐	☐	☐

6. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Act of 1934, as amended.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appear(s) hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03S10C

The 2023 Annual Meeting of Shareholders of United States Cellular Corporation will be held on May 16, 2023 at 8:30 a.m. CT, at UScellular Plaza, 8410 W. Byrn Mawr Avenue, Chicago, Illinois 60631

This proxy statement is available at: investors.uscellular.com/proxy-vote/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/USM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — United States Cellular Corporation

Proxy for COMMON SHARES Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION To Be Held on May 16, 2023

The undersigned hereby appoints LeRoy T. Carlson, Jr. and Laurent C. Therivel, or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2023 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Tuesday, May 16, 2023, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote as such Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" its nominees in Proposal 1 and "FOR" Proposals 2, 3, and 4 and for "1 YEAR" on Proposal 5.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" its nominees in Proposal 1 and "FOR" Proposals 2, 3, and 4, and for "1 YEAR" on Proposal 5.

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Trust Company, N.A. If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of United States Cellular Corporation stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 11, 2023, in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 a.m. Central Time May 12, 2023. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instruction, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voting as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.